UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

RPM INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Frank C. Sullivan
Chairman and Chief Executive Officer

August 29, 2012

TO RPM INTERNATIONAL STOCKHOLDERS:

I would like to extend a personal invitation for you to join us at this year’s Annual Meeting of RPM Stockholders which will be held at 2:00 p.m., Eastern Daylight Time, Thursday, October 4, 2012, at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio.

At this year’s Annual Meeting, you will vote (i) on the election of four Directors, (ii) in a non-binding, advisory capacity, on a proposal to approve our executive compensation, and (iii) on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013. Further, you are being asked to vote on a stockholder proposal. We also look forward to giving you a report on the first quarter of our current fiscal year, which ends on August 31. As in the past, there will be a discussion of the Company’s business, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the Annual Meeting in person, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

On behalf of the Directors and management of RPM, I would like to thank you for your continued support and confidence.

Sincerely yours,

FRANK C. SULLIVAN

2628 PEARL ROAD • P.O. BOX 777

MEDINA, OHIO 44258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is Hereby Given that the Annual Meeting of Stockholders of RPM International Inc. will be held at the Holiday Inn Select located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Thursday, October 4, 2012, at 2:00 p.m., Eastern Daylight Time, for the following purposes:

(1)	To elect four Directors in Class II for a three-year term ending in 2015;

(2)	To hold a non-binding, advisory vote to approve the Company’s executive compensation;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2013;

(4)	To consider a stockholder proposal submitted by Gerald R. Armstrong to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Holders of shares of Common Stock of record at the close of business on August 10, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors.

EDWARD W. MOORE
Secretary

August 29, 2012

Please fill in and sign the enclosed Proxy and return the Proxy in the envelope enclosed herewith.

2628 PEARL ROAD • P.O. BOX 777

MEDINA, OHIO 44258

PROXY STATEMENT

Mailed on or about August 29, 2012

Annual Meeting of Stockholders to be held on October 4, 2012

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of RPM International Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company to be held on October 4, 2012, and any adjournment or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders which accompanies this Proxy Statement.

The accompanying Proxy is solicited by the Board of Directors of the Company. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted (i) FOR the election of the four nominees listed on the Proxy, (ii) FOR Proposal Two relating to the advisory vote on executive compensation, (iii) FOR ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2013, and (iv) AGAINST the stockholder proposal submitted by Gerald R. Armstrong to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.

Any person giving a Proxy pursuant to this solicitation may revoke it. A stockholder, without affecting any vote previously taken, may revoke a Proxy by giving notice to the Company in writing, in open meeting or by a duly executed Proxy bearing a later date.

The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. The Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of Proxies by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit Proxies by telephone, electronic means and personal interview. Also, the Company has engaged a professional proxy solicitation firm, Georgeson Inc., to assist it in soliciting proxies. The Company will pay a fee of approximately $9,500, plus expenses, to Georgeson Inc. for these services.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 4, 2012: Proxy materials for the Company’s Annual Meeting, including the 2012 Annual Report and this Proxy Statement, are now available over the Internet by accessing the Investor Information section of our website at www.rpminc.com. To access the proxy materials over the Internet or to request an additional printed copy, go to www.rpminc.com. You also can obtain a printed copy of this Proxy Statement, free of charge, by writing to: RPM International Inc., c/o Secretary, 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K.

RPM International Inc.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. The Company’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. The Company’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.

The Company achieved strong business results for the fiscal year ended May 31, 2012, including:

•	Net sales increased 11.7% to a record $3.8 billion in fiscal 2012 from $3.4 billion in fiscal 2011;

•	Net income increased 14.2% to a record $215.9 million in fiscal 2012 from $189.1 million in fiscal 2011;

•	Cash from operations increased 23.8% to $294.9 million in fiscal 2012 from $238.2 million in fiscal 2011; and

•	Diluted earnings per share increased 13.8% to a record $1.65 per share in fiscal 2012 from $1.45 per share in fiscal 2011.

Achievement of this strong financial performance was driven by the Company’s success on a broad range of initiatives that are intended to position the Company for future growth.

Dividend

On October 6, 2011, the Board of Directors increased the quarterly dividend on shares of the Company’s Common Stock to $0.215 per share, an increase of 2.4% from the prior year and the highest ever paid by the Company. With a 38-year track record of a continuously increasing cash dividend, the Company joins only 46 of more than 19,000 publicly traded U.S. companies (less than three tenths of one percent) that have paid a higher annual cash dividend for this period of time or longer, according to the summer 2012 edition of the Mergent Handbook of Dividend Achievers.

Corporate Transactions

During fiscal 2012, the Company acquired six businesses with annual sales of more than $180 million, up sharply from the pace of acquisition activity in fiscal 2011. In the 14 months since the beginning of the Company’s 2012 fiscal year, total annualized sales of the newly acquired companies are more than $270 million. The six businesses acquired were:

•	Multicolor Specialties, a $5 million manufacturer of multi-color coatings for architectural and industrial markets, which was acquired by the Company’s Rust-Oleum Group on June 3, 2011.

•

API S.p.A., based in Genoa, Italy, a $28 million manufacturer and installer of polyurethane, urethane and epoxy floors and decks for the cruise ship, luxury marine and commercial markets, which was acquired by the Company’s Performance Coatings Group on July 29, 2011.

•

Legend Brands Group of Companies, which was acquired by the Company’s RPM2 Group on September 30, 2011. Based in Burlington, Washington, Legend’s products and services focus on the restoration of water- and fire-damaged structures, including water extraction, drying and dehumidification. It has annual sales of more than $70 million.

•

Grupo P&V, a $23 million manufacturer and installer of light-weight products for fire protection and insulation, based in Barcelona, Spain, which was acquired by the RPM Performance Coatings Group on October 5, 2011.

•

FEMA Farben + Putze GmbH, a manufacturer of Exterior Insulation Finish Systems (EIFS), based in Ettlingen, Germany. This $40 million business was acquired by the RPM Building Solutions Group on January 3, 2012.

•

HiChem Paint Technologies Pty. Ltd., a $23 million producer of protective coatings for automotive, home and industrial markets, based in Hallam, Australia, was acquired by the Company’s Rust-Oleum Group on March 30, 2012.

Subsequent to year-end, on June 19, 2012, the Company announced that the RPM Building Solutions Group acquired Viapol Ltda., an $85 million producer of building materials and construction products based in Cacapava, Brazil, near Sao Paulo.

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PROXY STATEMENT SUMMARY (CONTINUED)

Viapol’s products are brand leaders in Brazil, and include rolled roofing materials, waterproofing products, concrete admixtures, industrial epoxy flooring systems, structural recovery products, and retail paints, varnishes and stains. Viapol is the Company’s first acquisition in Brazil, the largest economy in South America and now the sixth largest economy in the world. The Company views the acquisition of Viapol as a substantial platform for the Company and many of its industrial and consumer products to expand in the Brazilian market.

Stock Repurchase Program

On January 8, 2008, the Board of Directors authorized a stock repurchase program under which the Company may repurchase shares of its Common Stock at management’s discretion for general corporate purposes. The Company may limit or terminate the stock repurchase program at any time. During the fiscal year ended May 31, 2012, the Company repurchased 164,773 shares of Common Stock at a cost of approximately $3.0 million under this program.

Corporate Governance

The Company is committed to meeting high standards of ethical behavior, corporate governance and business conduct. This commitment has led the Company to implement the following practices:

•

Board Independence – eleven of thirteen Directors are independent under the Company’s Corporate Governance Guidelines and NYSE listing standards. All members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent.

•	Independent Directors Meetings – independent Directors meet in executive sessions each year in January, April and July, without management present.

•	Presiding Independent Director – each year, one independent Director serves as Presiding Independent Director for the independent Directors meetings held during that year.

•

Majority Voting for Directors – in an uncontested election, any nominee for Director who receives more votes “withheld” from his or her election than votes “for” such election is expected to tender his or her resignation.

•

Stock Ownership Guidelines for Directors and Executive Officers – the Company adopted stock ownership guidelines for Directors and executive officers in July 2012. Each of the Directors and executive officers satisfies the new stock ownership guidelines or is within the grace period provided by the stock ownership guidelines to achieve compliance.

•	Hedging Transactions Prohibited – the Company’s insider trading policy prohibits short sales and hedging transactions of shares of the Company’s Common Stock by Directors and employees.

•	Performance-Based Compensation – the Company relies heavily on performance-based compensation for executive officers, including awards of performance-based restricted stock.

•

Clawback Policy – the Board of Directors may require reimbursement of certain bonuses or incentive compensation awarded to an executive officer if, as the result of that executive officer’s misconduct, the Company is required to restate all or a portion of its financial statements.

•	CEO Succession Planning – the Company’s succession plan, which the Board of Directors reviews annually, addresses both an unexpected loss of the CEO as well as longer-term succession.

•

Classified Board Structure – the Company’s Directors serve staggered three-year terms, and approximately one-third of the Company’s Board of Directors is subject to election at each annual meeting. This board structure provides continuity and stability, and allows the Company to attract and retain highly qualified Directors. Studies have also indicated that classified boards enhance corporate bargaining power and provide greater value to stockholders in major corporate transactions.

•

Strong Benefits for Employees – the Company is among less than 25 percent of the Fortune 1,000 companies that offer both an active defined benefit pension plan and a matching 401(k) plan for U.S. employees. All of the Company’s worldwide employees enjoy comprehensive health coverage and other extremely competitive benefit packages, in keeping with local laws and customs.

With respect to our classified Board structure, the Board of Directors unanimously recommends you vote AGAINST the stockholder proposal to eliminate classification of terms of the Board of Directors. See “The Board of Directors’ Response to the Stockholder Proposal” at page 62 for further information on the Board’s recommendation. See also “Information Regarding Meetings and Committees of the Board of Directors” at page 17 for further information on the Company’s governance practices.

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PROXY STATEMENT SUMMARY (CONTINUED)

Enterprise-Wide Risk Oversight

The Board of Directors, assisted by its committees, oversees management’s enterprise-wide risk management activities. Risk management activities include assessing and taking actions necessary to manage risk incurred in connection with the long-term strategic direction and operation of the Company’s business. See “Information Regarding Meetings and Committees of the Board of Directors – Role in Risk Oversight” for further information.

Executive Compensation

The Company’s executive compensation program utilizes a mix of base salary, annual and long-term cash incentives, equity awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. As evidenced by the results of the “say-on-pay” vote at the 2011 Annual Meeting of Stockholders, the Company believes that stockholders have indicated support for the Company’s executive compensation program. Seventy-eight percent (78.0%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. However, even in light of such stockholder approval, in July 2012 the Board of Directors adopted a policy on clawback of incentive compensation and implemented stock ownership guidelines for Directors and executive officers. The Compensation Committee will continue to consider results from future stockholder advisory votes, which will be held annually until the next stockholder advisory vote on the frequency of future votes on executive compensation, as well as input from its stockholders between meetings, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Overall Compensation Program Principles

Pay for performance – The Company’s general compensation philosophy is performance-based in that the Company’s executive officers should be well compensated for achieving strong operating results. The Company seeks to compensate its executive officers at a fair level of compensation which reflects the Company’s positive operating financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

Compensation weighted toward at-risk pay – The mix of compensation of the Company’s named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). Maintaining this pay mix results in a pay-for-performance orientation, which aligns to the Company’s compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance. For fiscal 2012, 60.0% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance.

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PROXY STATEMENT SUMMARY (CONTINUED)

Compensation Benchmark Study – In 2012, the Compensation Committee retained the professional consulting firm of Towers Watson to conduct a compensation benchmark study. Based on its analysis and findings, Towers Watson concluded that, in the aggregate for all of the Company’s named executive officers, all elements of the Company’s compensation were competitive with the market median. Towers Watson also found that our Chief Executive Officer’s compensation was weighted more toward long-term incentives than is typical in the market. Further, Towers Watson concluded that compensation for the Company’s President and Senior Vice President was weighted more toward variable compensation (consisting of bonus and long-term incentives) than is typical in the market.

Summary of Compensation Paid to Mr. Frank C. Sullivan, the Company’s Chief Executive Officer, in Fiscal 2012

•	Base salary – $875,000, which was 2.9% above his fiscal 2011 base salary.

•

Annual cash incentive compensation – Annual cash incentive compensation of $1,100,000, which reflects the Company’s strong performance and was 7.8% above his fiscal 2011 annual incentive cash compensation.

•

Equity compensation – Performance earned restricted stock (“PERS”) with a grant date fair value of $1,552,200; performance contingent restricted stock (“PCRS”) with a grant date fair value of $2,548,400; stock appreciation rights (“SARs”) with 200,000 shares of Common Stock underlying the award; and 16,652 shares of supplemental executive retirement plan (“SERP”) restricted stock.

•	Other compensation – Matching contribution of $9,800 under the Company’s 401(k); automobile allowance of $27,800; and life insurance premiums of $64,646.

Stockholder Actions

Proposal 1 – Election of Directors (see pages 10-16)

The Board of Directors has nominated four candidates for election to serve in Class II of the Board. The Board recommends that stockholders vote FOR the election of each nominee.

Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation (see pages 22-24)

The Board of Directors is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read the Compensation Discussion and Analysis in this Proxy Statement, which explains the Compensation Committee’s compensation decisions and how the Company’s executive compensation program aligns the interests of the executive officers with those of the Company’s stockholders. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive

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PROXY STATEMENT SUMMARY (CONTINUED)

compensation decisions. The Board recommends that stockholders vote FOR the approval of the Company’s executive compensation.

Proposal 3 – Ratification of Independent Registered Public Accounting Firm (see page 59)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2013. The Board of Directors is seeking stockholder ratification of this appointment. The Board recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP.

Proposal 4 – Stockholder Proposal (see pages 61-63)

The Company has been informed that a stockholder intends to introduce a resolution requesting that the Board of Directors take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board of Directors has concluded that the proposal is not in the best interests of the Company and its stockholders. The Board recommends that stockholders vote AGAINST the stockholder proposal.

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VOTING RIGHTS

The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on August 10, 2012. On that date, the Company had 131,991,044 shares of Common Stock, par value $0.01 per share (the “Common Stock”), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

At the Annual Meeting, in accordance with the General Corporation Law of the State of Delaware and the Company’s Amended and Restated By-Laws (the “By-Laws”), the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. As provided by the General Corporation Law of the State of Delaware and the By-Laws, holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meeting. Under applicable Delaware law, if a broker returns a Proxy and has not voted on a certain proposal (generally referred to as a “broker non-vote”), such broker non-votes will count for purposes of determining a quorum. The shares represented at the Annual Meeting by Proxies which are marked “withheld” with respect to the election of Directors will be counted as shares present for the purpose of determining whether a quorum is present.

Under the rules of the New York Stock Exchange, if you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. Proposals One, Two and Four are considered non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on Proposals One, Two and Four, no votes will be cast on your behalf for any of Proposals One, Two or Four for which you do not provide such voting instructions. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on Proposals One, Two and Four. Proposal Three is considered a routine matter and, therefore, broker non-votes are not expected to exist on Proposal Three.

Nominees for election as Directors who receive the greatest number of votes will be elected Directors. The General Corporation Law of the State of Delaware provides that stockholders cannot elect Directors by cumulative voting unless a company’s certificate of incorporation so provides. The Company’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Our Corporate Governance Guidelines include a majority voting policy, which sets forth our procedures if a Director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, the Board of Directors expects any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election to tender his or her resignation following certification of the stockholder vote. The Board of Directors shall fill Board vacancies and new Directorships and shall nominate for election or re-election as Director only candidates who agree to tender their resignations in such circumstances. The Governance and Nominating Committee will act on an expedited basis to determine whether to accept a Director’s resignation tendered in accordance with the policy and will make recommendations to the Board of Directors for its prompt consideration with respect to any such letter of resignation. For the full details of our majority voting policy, which is part of our Corporate Governance Guidelines, please see our Corporate Governance Guidelines on our website at www.rpminc.com.

Pursuant to the By-Laws, proposals other than the election of Directors and matters brought before the Annual Meeting will be decided, unless otherwise provided by law or by the Company’s Amended and Restated Certificate of Incorporation, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for other proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the items on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

If you have any questions or need any assistance in voting your shares of Common Stock, please contact the Company’s proxy solicitor:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(866) 785-7395 (Toll Free)

Banks and Brokerages please call:

(212) 440-9800

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STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of Common Stock as of May 31, 2012, unless otherwise indicated, by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for election as a Director of the Company, (iii) each executive officer named in the Executive Compensation tables in this Proxy Statement and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership of Directors, Director nominees and executive officers has been furnished by the respective Director, nominee for election as a Director, or executive officer, as the case may be. Unless otherwise indicated below, each person named below has sole voting and investment power with respect to the number of shares set forth opposite his or her name. The address of each Director nominee, Director and executive officer is 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Shares of Common Stock(1)
Blackrock, Inc.(2)	9,017,174	6.9%
Capital Research Global Investors(3)	8,340,000	6.3
State Street Corporation(4)	10,304,888	7.8
John P. Abizaid(5)	15,750	*
Bruce A. Carbonari(6)	20,798	*
David A. Daberko(7)	16,900	*
Russell L. Gordon(8)	51,289	*
Thomas S. Gross(9)	0	*
Paul G. P. Hoogenboom(10)	253,272	0.2
James A. Karman(11)	76,745	*
Robert L. Matejka(12)	164,430	0.1
Edward W. Moore(13)	60,774	*
Frederick R. Nance(14)	14,166	*
William A. Papenbrock(15)	32,960	*
Charles A. Ratner(16)	22,404	*
Ronald A. Rice(17)	374,430	0.3
Frank C. Sullivan(18)	1,237,165	0.9
Thomas C. Sullivan(19)	230,070	0.2
William B. Summers, Jr.(20)	28,830	*
Jerry Sue Thornton(21)	20,966	*
Joseph P. Viviano(22)	31,225	*
All Directors and executive officers as a group (twenty-one persons including the Directors and executive officers named above)(23)	2,888,716	2.2

*	Less than 0.1%.

(1)	In accordance with Securities and Exchange Commission (“Commission”) rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding options covering Common Stock, if any, exercisable by such owner within 60 days after May 31, 2012, but no exercise of outstanding options covering Common Stock held by any other person.

(2)	According to an amended Schedule 13G filed with the Commission on February 13, 2012, Blackrock, Inc. (“Blackrock”), as of December 30, 2011, has sole voting power and sole dispositive power over the 9,017,174 shares of Common Stock shown in the table above. Blackrock is located at 40 East 52nd Street, New York, New York 10022.

(3)	According to an amended Schedule 13G filed with the Commission on February 8, 2012, Capital Research Global Investors, a division of Capital Research and Management Company, as of December 30, 2011, has sole voting power and sole dispositive power over the 8,340,000 shares of Common Stock shown in the table above. Capital Research Global Investors is located at 333 South Hope Street, Los Angeles, California 90071.

(4)	According to a Schedule 13G filed with the Commission on February 9, 2012, State Street Corporation, together with its subsidiaries State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors, Australia Limited, and State Street Global Advisors, Asia Limited (together, “State Street”), as of December 30, 2011, has shared voting power and shared dispositive power over the 10,304,888 shares of Common Stock shown in the table above. State Street is located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

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STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT (CONTINUED)

(5)	Mr. Abizaid is a Director of the Company.

(6)	Mr. Carbonari is a Director of the Company.

(7)	Mr. Daberko is a Director of the Company.

(8)	Mr. Gordon is an executive officer of the Company. His ownership is comprised of 44,637 shares of Common Stock which he owns directly, 5,000 shares of Common Stock which he has the right to acquire within 60 days of May 31, 2012 through the exercise of stock options, and 1,652 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012.

(9)	Mr. Gross was appointed to the Board of Directors on April 17, 2012 to fill the vacancy created by the retirement of Donald K. Miller.

(10)	Mr. Hoogenboom is an executive officer of the Company. His ownership is comprised of 193,044 shares of Common Stock which he owns directly, 25,000 shares of Common Stock which he has the right to acquire within 60 days of May 31, 2012 through the exercise of stock options, 33,299 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012, and approximately 1,929 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan which represents Mr. Hoogenboom’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2012.

(11)	Mr. Karman is a Director of the Company. Mr. Karman is retiring from the Board of Directors as of the date of this year’s Annual Meeting. Mr. Karman’s ownership is comprised of 47,521 shares of Common Stock which he owns directly and 29,224 shares of Common Stock which are owned directly by his wife. Ownership of the shares of Common Stock held by his wife is attributed to Mr. Karman pursuant to Commission rules.

(12)	Mr. Matejka was an executive officer of the Company until his retirement on April 10, 2012. Mr. Matejka’s ownership is comprised of 34,000 shares of Common Stock which he owns directly, 105,000 shares of Common Stock which he has the right to acquire within 60 days of May 31, 2012 through the exercise of stock options, 15,430 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012, and 10,000 shares of Common Stock which are owned by his wife. Ownership of the shares of Common Stock held by his wife is attributed to Mr. Matejka pursuant to Commission rules.

(13)	Mr. Moore is an executive officer of the Company. His ownership is comprised of 46,230 shares of Common Stock which he owns directly, 6,515 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012, and approximately 8,029 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Mr. Moore’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2012.

(14)	Mr. Nance is a Director of the Company.

(15)	Mr. Papenbrock is a Director of the Company.

(16)	Mr. Ratner is a Director of the Company. Mr. Ratner’s ownership is comprised of 17,404 shares of Common Stock which he owns directly and 5,000 shares of Common Stock which are held by a trust of which Mr. Ratner is settlor and co-trustee. Ownership of the shares of Common Stock held by the trust is attributed to Mr. Ratner pursuant to Commission rules. Mr. Ratner received a portion of his Directors’ fees in the form of stock equivalent units in connection with the Company’s Deferred Compensation Program. As of May 31, 2012, Mr. Ratner had approximately 7,307 stock equivalent units in the Deferred Compensation Program, which stock equivalent units are excluded from the amount reported in the table pursuant to Commission guidance.

(17)	Mr. Rice is an executive officer of the Company. His ownership is comprised of 289,851 shares of Common Stock which he owns directly, 37,092 shares of Common Stock which he has the right to acquire within 60 days of May 31, 2012 through the exercise of stock options, 43,173 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012, and approximately 4,314 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Mr. Rice’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2012.

(18)	Mr. Frank C. Sullivan is a Director and an executive officer of the Company. Mr. Frank C. Sullivan’s ownership is comprised of 862,618 shares of Common Stock which he owns directly, 9,900 shares of Common Stock which he holds as custodian for his sons, 125,000 shares of Common Stock which he has the right to acquire within 60 days of May 31, 2012 through the exercise of stock options, 225,559 shares of Common Stock issuable under stock-settled stock appreciation rights currently exercisable or exercisable within 60 days of May 31, 2012, 10,109 shares of Common Stock which are held in a trust for the benefit of Mr. Frank C. Sullivan’s sons, and approximately 3,979 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents Mr. Frank C. Sullivan’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2012. Ownership of the shares of Common Stock held as custodian for his sons and those held in a trust for the benefit of his sons is attributed to Mr. Frank C. Sullivan pursuant to Commission rules.

(19)	Mr. Thomas C. Sullivan is Chairman Emeritus of the Board of Directors of the Company. Mr. Thomas C. Sullivan’s ownership is comprised of 109,407 shares of Common Stock which he owns directly, 103,300 shares of Common Stock that are held by the Thomas C. Sullivan Grantor Retained Annuity Trust dated June 23, 2010 of which Mr. Thomas C. Sullivan is a trustee and a beneficiary, and 17,363 shares of Common Stock which are owned by his wife. Ownership of the shares of Common Stock held by his wife is attributed to Mr. Thomas C. Sullivan pursuant to Commission rules.

(20)	Mr. Summers is a Director of the Company.

(21)	Dr. Thornton is a Director of the Company. Dr. Thornton received a portion of her Directors’ fees in the form of stock equivalent units in connection with the Company’s Deferred Compensation Program. As of May 31, 2012, Dr. Thornton had approximately 25,723 stock equivalent units in the Deferred Compensation Program, which stock equivalent units are excluded from the amount reported in the table pursuant to Commission guidance.

(22)	Mr. Viviano is a Director of the Company. Mr. Viviano received a portion of his Directors’ fees in the form of stock equivalent units in connection with the Company’s Deferred Compensation Program. As of May 31, 2012, Mr. Viviano had approximately 21,116 stock equivalent units in the Deferred Compensation Program, which stock equivalent units are excluded from the amount reported in the table pursuant to Commission guidance.

(23)	The number of shares of Common Stock shown as beneficially owned by the Directors and executive officers as a group on May 31, 2012 includes 668,363 shares of Common Stock which the Directors and executive officers as a group have the right to acquire within 60 days of said date through the exercise of stock options, and approximately 23,856 shares of Common Stock held by Wells Fargo Bank, N.A., as trustee of the RPM International Inc. 401(k) Plan, which represents the group’s approximate percentage ownership of the total shares of Common Stock held in the RPM International Inc. 401(k) Plan as of May 31, 2012.

9

PROPOSAL ONE

ELECTION OF DIRECTORS

The authorized number of Directors of the Company presently is fixed at thirteen, with the Board of Directors divided into three Classes. Currently, each of Class I and Class III has four Directors and Class II has five Directors. The term of office of one Class of Directors expires each year, and at each Annual Meeting of Stockholders the successors to the Directors of the Class whose term is expiring at that time are elected to hold office for a term of three years.

James A. Karman, a Director in Class II, will retire as a Director effective as of the expiration of his term at the time of this year’s Annual Meeting. Effective upon Mr. Karman’s retirement at the Annual Meeting, the authorized number of Directors of the Company will be fixed at twelve, and each Class of the Board of Directors will have four Directors.

We believe our classified board structure enhances continuity and stability in the Board’s business strategies and policies, since generally at all times two-thirds of the Directors will have had prior experience as Directors of the Company and are familiar with the Company’s business. Directors who have experience with the Company and are knowledgeable about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company, our stockholders and the generation of long-term stockholder value. A classified Board also assists the Company in attracting and retaining highly qualified Directors who are willing to commit the time and resources necessary to understand the Company, our operations and our competitive environment. We believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term.

The term of office of Class II of the Board of Directors expires at this year’s Annual Meeting. The term of office of the persons elected Directors in Class II at this year’s Annual Meeting will expire at the time of the Annual Meeting held in 2015. Each Director in Class II will serve until the expiration of that term or until his successor shall have been duly elected. The Board of Directors’ nominees for election as Directors in Class II are John P. Abizaid, Bruce A. Carbonari, Thomas S. Gross and Joseph P. Viviano. Each of Messrs. Abizaid, Carbonari, Gross and Viviano currently serves as a Director in Class II.

The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournment or postponement thereof for the election as Directors of the four nominees unless the stockholder instructs, by marking the appropriate space on the Proxy, that authority to vote is withheld. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

10

PROPOSAL ONE (CONTINUED)

NOMINEES FOR ELECTION

General John P. Abizaid, age 61 – Director since 2008

Senior Partner, JPA Partners LLC, a Nevada-based strategic and analytic consulting firm. Gen. Abizaid retired from the U.S. Army in 2007 after 34 years of service, during which he rose from an infantry platoon leader to become a four-star general and the longest-serving commander of U.S. Central Command. During his distinguished career, his command assignments ranged from infantry combat to delicate international negotiations. Gen. Abizaid graduated from the U.S. Military Academy with a bachelor of science degree in 1973. His civilian studies include an Olmsted Scholarship at the University of Jordan, Amman, and a master of arts degree in Middle Eastern studies at Harvard University. Gen. Abizaid is a highly decorated officer who has been awarded the Defense Distinguished Service Medal, the Army Distinguished Service Medal, Legion of Merit and the Bronze Star.

The Board of Directors has determined that Gen. Abizaid should serve as a Director because of the extensive leadership and management experience he gained during his distinguished military career in which he ultimately became a four-star general in the U.S. Army. As commander of U.S. Central Command, Gen. Abizaid was responsible for military operations in 27 countries and commanded over 500,000 U.S. and allied air, naval and land forces for over three years. Furthermore, as director of strategic plans and policies for the United States Armed Forces Joint Staff, Gen. Abizaid led numerous delegations to foreign nations and conducted extensive negotiations on a number of sensitive subjects. His experience also enables him to assist the Company with leadership development and also provide a unique strategic perspective to the Company.

Shares of Common Stock beneficially owned: 15,750	Nominee to Class II (term expiring in 2015)

Bruce A. Carbonari, age 56 – Director since 2002

Retired Chairman and Chief Executive Officer, Fortune Brands, Inc., a diversified consumer products company. Prior to his retirement, Mr. Carbonari served as the Chairman and Chief Executive Officer of Fortune Brands from 2008 to 2011, and as its President and Chief Executive Officer from 2007 to 2008. Previously, he held positions with Fortune Brands business unit, Fortune Brands Home & Hardware LLC, as Chairman and Chief Executive Officer from 2005 until 2007 and as President and Chief Executive Officer from 2001 to 2005. Mr. Carbonari was the President and Chief Executive Officer of Fortune Brands Kitchen and Bath Group from 1998 to 2001, and was previously the President and Chief Executive Officer of Moen, Inc. from 1990 to 1998. Prior to joining Moen in 1990, Mr. Carbonari was Executive Vice President and Chief Financial Officer of Stanadyne, Inc., Moen’s parent company at that time. He began his career at PricewaterhouseCoopers prior to joining Stanadyne in 1981.

The Board of Directors has determined that Mr. Carbonari should serve as a Director because of his extensive executive management experience, including his service as Chairman and Chief Executive Officer of Fortune Brands, Inc. In that position, Mr. Carbonari dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today.

Shares of Common Stock beneficially owned: 20,798	Nominee to Class II (term expiring in 2015)

11

PROPOSAL ONE (CONTINUED)

Thomas S. Gross, age 57 – Director since 2012

Vice Chairman and Chief Operating Officer for the Electrical Sector of Eaton Corporation, a global diversified power management company, since January 2009. Mr. Gross joined Eaton in 2003 as Vice President, Eaton Business Systems, and from June 2004 to December 2009 served as President of Eaton’s power quality and controls business. Prior to joining Eaton, Mr. Gross held executive leadership positions with Danaher Corporation, Xycom Automation and Rockwell Automation. Mr. Gross currently serves on the board of governors of the National Electrical Manufacturers Association. Mr. Gross received his B.S. degree in electrical and computer engineering from the University of Wisconsin and his M.B.A. degree from the University of Michigan.

The Board of Directors has determined that Mr. Gross should serve as a Director because of his extensive executive management experience at Eaton Corporation. At Eaton, Mr. Gross deals with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions and capital allocation, that the Company deals with today.

Shares of Common Stock beneficially owned: 0	Nominee to Class II (term expiring in 2015)

Joseph P. Viviano, age 74 – Director since 2001

Retired Vice Chairman of Hershey Foods Corporation, a manufacturer, distributor and marketer of consumer food products. Prior to his retirement, Mr. Viviano served as the Vice Chairman of Hershey Foods from 1999 to 2000, and as its President and Chief Operating Officer from 1994 to 1999. From 2004 until 2009, Mr. Viviano was a director of Reynolds American Inc. (a successor corporation to R.J. Reynolds Tobacco Company, where he served as a director from 2000 until 2004), from 1999 until 2008, Mr. Viviano was a director of Harsco Corporation, and from 1988 until 2008, Mr. Viviano was a director of Chesapeake Corporation (now Canal Corporation).

The Board of Directors has determined that Mr. Viviano should serve as a Director because of his extensive executive management experience at Hershey Foods Corporation. At Hershey Foods, Mr. Viviano dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. Furthermore, his service on other boards of directors has given him exposure to different industries and approaches to governance and other key issues.

Shares of Common Stock beneficially owned: 31,225*	Nominee to Class II (term expiring in 2015)

*	Mr. Viviano participates in the Company’s Deferred Compensation Program, and defers payment of a portion of his Directors’ fees in the form of stock equivalent units. As of May 31, 2012, Mr. Viviano had approximately 21,116 stock equivalent units in the Deferred Compensation Program.

12

PROPOSAL ONE (CONTINUED)

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING

David A. Daberko, age 67 – Director since 2007

Retired Chairman of the Board and Chief Executive Officer, National City Corporation, now a part of PNC Financial Services Group, Inc. Mr. Daberko earned a bachelor’s degree from Denison University and a M.B.A. degree from the Weatherhead School of Management at Case Western Reserve University. He joined National City Bank in 1968. Mr. Daberko was elected Deputy Chairman of National City Corporation and President of National City Bank in Cleveland in 1987. He served as President and Chief Operating Officer of National City Corporation from 1993 until 1995. From 1995 until his retirement in 2007, Mr. Daberko served as Chairman and Chief Executive Officer of National City Corporation. Mr. Daberko is also a director of Marathon Petroleum Corporation and Access Midstream Partners, L.P., where he serves as Chairman. He is a trustee of Case Western Reserve University, University Hospitals Health System and Hawken School. From 1999 until 2007, Mr. Daberko was a director of OMNOVA Solutions Inc.

The Board of Directors has determined that Mr. Daberko should serve as a Director because of his extensive executive management experience, including 12 years as Chairman and Chief Executive Officer of National City Corporation. In that position, Mr. Daberko dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that the Company deals with today. His service on other boards of directors has given him exposure to different industries and approaches to governance and other key issues. Mr. Daberko also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 16,900	Director in Class I (term expiring in 2013)

William A. Papenbrock, age 73 – Director since 1972

Retired Partner, Calfee, Halter & Griswold LLP, Attorneys-at-law, since 2000. Mr. Papenbrock received his B.S. degree in Business Administration from Miami University (Ohio) and his LL.B. degree from Case Western Reserve Law School. After serving one year as the law clerk to Chief Justice Taft of the Ohio Supreme Court, Mr. Papenbrock joined Calfee, Halter & Griswold LLP as an attorney in 1964. He became a partner of the firm in 1969 and is a past Vice Chairman of the firm’s Executive Committee. Calfee, Halter & Griswold LLP serves as counsel to the Company.

The Board of Directors has determined that Mr. Papenbrock should serve as a Director because of his deep understanding of the Company acquired during his nearly 30 years of service as counsel to the Company and his 40 years of service on the Board of Directors. From 1970 until his retirement from Calfee, Halter & Griswold LLP in 2000, Mr. Papenbrock was primarily responsible for counseling the Company on the legal aspects of corporate transactions and securities regulation matters. The Board of Directors believes that Mr. Papenbrock’s extensive experience in and knowledge of the Company’s business gained as a result of his long-time service to the Company is essential to the Board of Directors’ oversight of the Company and its business operations. Furthermore, Mr. Papenbrock’s significant legal background allows him to provide valuable insights to the Board of Directors, particularly in regard to corporate governance and risk issues that confront the Company.

Shares of Common Stock beneficially owned: 32,960	Director in Class I (term expiring in 2013)

13

PROPOSAL ONE (CONTINUED)

Frank C. Sullivan, age 51 – Director since 1995

Chairman and Chief Executive Officer, RPM International Inc. Mr. Frank C. Sullivan entered the University of North Carolina as a Morehead Scholar and received his B.A. degree in 1983. From 1983 to 1987, Mr. Frank C. Sullivan held various commercial lending and corporate finance positions at Harris Bank and First Union National Bank prior to joining RPM as Regional Sales Manager from 1987 to 1989 at RPM’s AGR Company joint venture. In 1989, he became RPM’s Director of Corporate Development. He became a Vice President in 1991, Chief Financial Officer in 1993, Executive Vice President in 1995, President in 1999, Chief Operating Officer in 2001, Chief Executive Officer in 2002, and was elected Chairman of the Board in 2008. Mr. Frank C. Sullivan serves on the boards of The Timken Company, The Cleveland Foundation, the American Coatings Association, the Cleveland Rock and Roll Hall of Fame and Museum, Greater Cleveland Partnership, the Ohio Business Roundtable, the Army War College Foundation, Inc., the Chamber of Commerce of the United States, and the Medina County Bluecoats. Mr. Frank C. Sullivan is the son of Mr. Thomas C. Sullivan.

The Board of Directors has determined that Mr. Frank C. Sullivan should serve as a Director because of his role as the Company’s Chief Executive Officer, his intimate knowledge of the Company, and his experience serving as a director of other public companies and non-profit organizations. The Board of Directors believes that Mr. Frank C. Sullivan’s extensive experience in and knowledge of the Company’s business gained as a result of his long-time service as a member of management is essential to the Board of Directors’ oversight of the Company and its business operations. The Board of Directors also believes that continuing participation by qualified members of the Sullivan family on the Board of Directors is an important part of the Company’s corporate culture that has contributed significantly to its long-term success.

Shares of Common Stock beneficially owned: 1,237,165	Director in Class I (term expiring in 2013)

Thomas C. Sullivan, age 75 – Director since 1963

Chairman Emeritus, RPM International Inc. Mr. Thomas C. Sullivan received his B.S. degree in Business Administration from Miami University (Ohio). He joined RPM as a Divisional Sales Manager in 1961 and was elected Vice President in 1967. He became Executive Vice President in 1969, and in 1971 Mr. Thomas C. Sullivan was elected Chairman of the Board. He also served as President from 1970 to 1978 and Chief Executive Officer from 1971 to 2002. In October 2008, Mr. Thomas C. Sullivan retired after 37 years of serving as Chairman, and now serves on the Board of Directors as Chairman Emeritus. From 1998 until May 2010, Mr. Thomas C. Sullivan was a director of Kaydon Corporation, and from 1984 until 2007, Mr. Thomas C. Sullivan was a director of Agilysys, Inc.

The Board of Directors has determined that Mr. Thomas C. Sullivan should serve as a Director because of his prior service as the Company’s Chairman and Chief Executive Officer, his intimate knowledge of the Company, and his experience serving as a director of other private and public companies. The Board of Directors believes that Mr. Thomas C. Sullivan’s extensive experience in and knowledge of the Company’s business gained as a result of his long-time service as a member of management, including 49 years of service on the Board of Directors, is essential to the Board of Directors’ oversight of the Company and its business operations. The Board of Directors also believes that continuing participation by qualified members of the Sullivan family on the Board of Directors is an important part of the Company’s corporate culture that has contributed significantly to its long-term success.

Shares of Common Stock beneficially owned: 230,070	Director in Class I (term expiring in 2013)

14

PROPOSAL ONE (CONTINUED)

Frederick R. Nance, age 58 – Director since 2007

Regional Managing Partner of Squire, Sanders & Dempsey (US) LLP, Attorneys-at-law, Cleveland, Ohio, since 2007. Mr. Nance has also served on the firm’s worldwide, seven-person Management Committee since 2007. He received his B.A. degree from Harvard University and his J.D. degree from the University of Michigan. Mr. Nance joined Squire, Sanders & Dempsey directly from law school, became partner in 1987 and served as the Managing Partner of the firm’s Cleveland office from 2002 until 2007. In addition to his duties at Squire, Sanders & Dempsey, Mr. Nance also currently serves as General Counsel of the Cleveland Browns. Mr. Nance serves on the boards of Greater Cleveland Partnership, The Cleveland Foundation, and the Cleveland Clinic. Squire, Sanders & Dempsey provides legal services to the Company from time-to-time.

The Board of Directors has determined that Mr. Nance should serve as a Director primarily due to his significant legal background and management experience. Mr. Nance’s background allows him to provide valuable insights to the Board of Directors, particularly in regard to corporate governance and risk issues that confront the Company. Mr. Nance also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 14,166	Director in Class III (term expiring in 2014)

Charles A. Ratner, age 71 – Director since 2005

Chairman of Forest City Enterprises, Inc. (FCE) since 2011. Prior to becoming Chairman in 2011, Mr. Ratner served as President and Chief Executive Officer of FCE since 1993 and 1995, respectively. Mr. Ratner serves on the Board of Directors for FCE, American Greetings Corporation, Greater Cleveland Partnership, University Hospitals Health System, and the United Jewish Communities. Mr. Ratner also serves on the Board of Trustees for the Musical Arts Association, Mandel Associated Foundations, and the David and Inez Myers Foundation.

The Board of Directors has determined that Mr. Ratner should serve as a Director because of his extensive executive management experience, with a particular emphasis in real estate development, along with particular strengths with respect to leadership, management and corporate governance skills gained from more than 41 years of senior management experience at FCE, as well as his experience on other boards of directors. Mr. Ratner also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 22,404**	Director in Class III (term expiring in 2014)

**	Mr. Ratner previously participated in the Company’s Deferred Compensation Program, and deferred payment of a portion of his Directors’ fees in the form of stock equivalent units. As of May 31, 2012, Mr. Ratner had approximately 7,307 stock equivalent units in the Deferred Compensation Program.

15

PROPOSAL ONE (CONTINUED)

William B. Summers, Jr., age 62 – Director since 2004

Retired Chairman and Chief Executive Officer of McDonald Investments Inc., an investment banking and securities firm and a part of KeyBanc Capital Markets. Prior to his retirement, Mr. Summers served as Chairman of McDonald Investments Inc. from 2000 to 2006, and as its Chief Executive Officer from 1994 to 2000. From 1998 until 2000, Mr. Summers served as the Chairman of Key Capital Partners and an Executive Vice President of KeyCorp. Mr. Summers is a director of Greatbatch, Inc., and a member of the Advisory Boards of Molded Fiber Glass Companies and MAI Wealth Advisors. From 2004 until May 2011, Mr. Summers was a director of Developers Diversified Realty Corporation.

The Board of Directors has determined that Mr. Summers should serve as a Director because of his extensive executive management experience, including over 15 years of experience as Chairman and Chief Executive Officer of McDonald Investments Inc., service on the boards of both the New York Stock Exchange and National Association of Securities Dealers, and his experience serving as a director of other private and public companies. His experience enables Mr. Summers to provide keen insight and diverse perspectives on several critical areas impacting the Company, including capital markets, financial and external reporting, long-term strategic planning and business modeling. With his extensive financial background, Mr. Summers serves as the chairman of, and a financial expert for, the Company’s Audit Committee. Mr. Summers also provides the Board of Directors a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Shares of Common Stock beneficially owned: 28,830	Director in Class III (term expiring in 2014)

Dr. Jerry Sue Thornton, age 65 – Director since 1999

President of Cuyahoga Community College since 1992. From 1985 to 1992, Dr. Thornton served as President of Lakewood Community College in White Bear Lake, Minnesota. She received her Ph.D. degree from the University of Texas at Austin and her M.A. and B.A. degrees from Murray State University. Dr. Thornton is also a director of American Greetings Corporation and Applied Industrial Technologies, Inc. Dr. Thornton is also a board member of United Way of Cleveland, Greater Cleveland Partnership, the Rock and Roll Hall of Fame and Museum – Cleveland and New York, University Hospitals Health System, the Cleveland Museum of Art, and Playhouse Square Foundation. From 2004 until 2011, Dr. Thornton was a director of American Family Insurance, and from 2001 until 2008, Dr. Thornton was a director of National City Corporation.

The Board of Directors has determined that Dr. Thornton should serve as a Director because of her extensive executive management experience and her experience serving on boards of directors of public companies. In addition, as the president of Cuyahoga Community College, Dr. Thornton has demonstrated management expertise and is a recognized leader in the local community. Dr. Thornton, because of this experience, among other things, provides the Board of Directors a valuable perspective on engagement with the public sector and the communities in which the Company operates. Dr. Thornton also provides the Board of Directors a valuable perspective as a member of the boards of several local non-profit organizations.

Shares of Common Stock beneficially owned: 20,966***	Director in Class III (term expiring in 2014)

***	Dr. Thornton previously participated in the Company’s Deferred Compensation Program, and previously deferred payment of a portion of her Directors’ fees in the form of stock equivalent units. As of May 31, 2012, Dr. Thornton had approximately 25,723 stock equivalent units in the Deferred Compensation Program.

16

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Executive Committee exercises the power and authority of the Board of Directors in the interim period between Board meetings. The functions of each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are governed by charters that have been adopted by the Board of Directors. The Board of Directors also has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities, and a Code of Business Conduct and Ethics that applies to the Company’s Directors, officers, and employees.

The charters of the Audit Committee, Compensation Committee and Governance and Nominating Committee and the Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company’s website at www.rpminc.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Manager of Investor Relations, RPM International Inc., P.O. Box 777, Medina, Ohio 44258. The Company intends to disclose any amendments to the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct and Ethics granted to any Director or executive officer of the Company, on the Company’s website. As of the date of this Proxy Statement, there have been no such waivers.

Board Independence

The Company’s Corporate Governance Guidelines and the New York Stock Exchange (the “NYSE”) listing standards provide that at least a majority of the members of the Board of Directors must be independent, i.e., free of any material relationship with the Company, other than his or her relationship as a Director or Board Committee member. A Director is not independent if he or she fails to satisfy the standards for independence under the NYSE listing standards, the rules of the Commission, and any other applicable laws, rules and regulations. The Board of Directors adopted categorical standards (the “Categorical Standards”) to assist it in making independence determinations. The Categorical Standards specify the criteria by which the independence of the Directors will be determined and meet or exceed the independence requirements set forth in the NYSE listing standards and the rules of the Commission. The Categorical Standards are available on the Company’s website at www.rpminc.com.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and RPM. The Board of Directors also considers transactions, relationships and arrangements between each Director or an immediate family member of the Director and RPM’s senior management.

In July 2012, the Board of Directors performed its annual director independence review for fiscal 2012. As a result of this review, the Board of Directors determined that 11 out of 13 current Directors are independent, and that all members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee are independent. The Board of Directors determined that Dr. Thornton and Messrs. Abizaid, Carbonari, Daberko, Gross, Karman, Nance, Papenbrock, Ratner, Summers and Viviano meet the Categorical Standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Frank C. Sullivan is not considered to be independent because of his position as Chairman and Chief Executive Officer of RPM. Thomas C. Sullivan is not considered to be independent because he is the father of Frank C. Sullivan.

As part of this review, the Board of Directors considered common private and charitable board memberships among our executive officers and Directors, including Dr. Thornton and Messrs. Carbonari, Daberko, Nance, Ratner and Summers. The Board of Directors does not believe that any of these common board memberships impairs the independence of the Directors.

In determining the independence of Mr. Gross, the Board of Directors considered that he is the Vice Chairman and Chief Operating Officer for the Electrical Sector of Eaton Corporation, a global diversified power management company from which the Company has purchased products from time to time in the ordinary course of the Company’s business. For the Company’s fiscal year ended May 31, 2012, the Company purchased approximately $600,000 of products and services of a transactional nature from Eaton, representing less than 0.004% of Eaton’s nearly $16.0 billion in net sales on an annual basis. The Board of Directors does not believe that this relationship impairs Mr. Gross’ independence.

In determining the independence of Mr. Nance, the Board of Directors considered that he is the Regional Managing Partner of Squire, Sanders & Dempsey (US) LLP, a law firm that provided $250,000 in legal services to the Company in fiscal 2012, representing less than 0.034% of such law firm’s nearly $742 million in annual revenues. In addition, the Board of Directors noted that Mr. Nance does not manage any of the legal services provided to the Company by Squire, Sanders & Dempsey (US) LLP, and that the Company expects to significantly reduce the amount of legal services provided to it by Squire, Sanders & Dempsey (US) LLP in fiscal 2013. The Board of Directors does not believe that this relationship impairs Mr. Nance’s independence.

17

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor, and prepares the report of the Audit Committee. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter which is available on the Company’s website.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the current independence standards of the NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has also determined that each of Messrs. Karman and Summers qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K. Each of Messrs. Karman and Summers also satisfies the NYSE accounting and financial management expertise requirements.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities relating to, among other things, executive compensation, equity and incentive compensation plans, management succession planning and producing the Compensation Committee Report. The Compensation Committee administers the Company’s Stock Option Plans, Incentive Compensation Plan, Restricted Stock Plan, Restricted Stock Plan for Directors, and Omnibus Equity and Incentive Plan. The Compensation Committee reviews and determines the salary and bonus compensation of the Chief Executive Officer, as well as reviews and recommends to the Board of Directors for its approval the compensation of the other executive officers of the Company. The Compensation Committee may delegate its authority to a subcommittee or subcommittees. Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Our Chief Executive Officer and our President and Chief Operating Officer, together with the Compensation Committee, review assessments of executive compensation practices at least annually against our defined comparative framework. Our Chief Executive Officer and our President and Chief Operating Officer make recommendations to the Compensation Committee with the intent of keeping our executive officer pay practices aligned with our intended pay philosophy. The Compensation Committee must approve any recommended changes before they can be made.

The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of such consultants.

Governance and Nominating Committee

The Governance and Nominating Committee reports to the Board of Directors on all matters relating to corporate governance of the Company, including the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to the Company, selection, qualification and nomination of the members of the Board of Directors and nominees to the Board of Directors, and administration of the Board’s evaluation process. Each of the members of the Governance and Nominating Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

In identifying and considering possible candidates for election as a Director, the Governance and Nominating Committee, after consultation with the Board and the Chief Executive Officer, will consider all relevant factors and will be guided by the following principles: (1) each Director should be an individual of the highest character and integrity; (2) each Director shall have demonstrated exceptional ability and judgment and should have substantial experience which is of particular relevance to the Company; (3) each Director should have sufficient time available to devote to the affairs of the Company; and (4) each Director should represent the best interests of the stockholders as a whole rather than special interest groups. This evaluation is performed in light of the Governance and Nominating Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current Directors.

The Governance and Nominating Committee and the Board of Directors consider a diverse group of experiences, characteristics, attributes, and skills, including diversity in gender, ethnicity, race, cultural background, and age, in determining whether an individual is qualified to serve as a Director of the Company. While the Board of Directors does not maintain a formal policy regarding diversity, pursuant to its Charter the Governance and Nominating Committee does consider the diversity of the Board of Directors when considering Director nominees for recommendation to the Board of Directors. The Governance and Nominating Committee and the Board of Directors also consider the composition of the Board of Directors as a whole in evaluating

18

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

whether a particular individual should serve on the Board of Directors, as the Board of Directors seeks to comprise itself of members which, collectively, possess a range of relevant skills, experience, and expertise.

The Governance and Nominating Committee will consider potential candidates recommended by stockholders, current Directors, Company officers, employees and others. The Governance and Nominating Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Secretary of the Company at P.O. Box 777, Medina, Ohio 44258, and they will be forwarded to the Governance and Nominating Committee for consideration, provided such recommendations are accompanied by sufficient information to permit the Governance and Nominating Committee to evaluate the qualifications and experience of the potential candidates. Recommendations should include, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of Common Stock which are beneficially owned by such candidate;

•

a description of all arrangements or understandings between the stockholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the stockholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	a written agreement of the proposed nominee(s) to comply with the provisions of the Company’s majority voting policy;

•	the name and record address of the stockholder who is submitting the notice; and

•

the number of shares of Common Stock which are owned of record or beneficially by the stockholder who is submitting the notice and the date such shares were acquired by the stockholder and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity.

Stockholders who desire to nominate a proposed nominee for Director at an Annual Meeting must also comply with the requirements set forth in the By-Laws concerning such nominations.

Committee Membership

Set forth below is the current membership of each of the above-described Committees, with the number of meetings held during the fiscal year ended May 31, 2012 in parentheses:

Executive Committee(1)	Audit Committee(4)	Compensation Committee(3)	Governance and Nominating Committee(4)
Frank C. Sullivan	William B. Summers, Jr.	Charles A. Ratner	Joseph P. Viviano
(Chairman)	(Chairman)	(Chairman)	(Chairman)
Charles A. Ratner	Thomas S. Gross	John P. Abizaid	Bruce A. Carbonari
Thomas C. Sullivan	James A. Karman	David A. Daberko	Frederick R. Nance
William B. Summers, Jr.	William A. Papenbrock	Dr. Jerry Sue Thornton	William A. Papenbrock
Dr. Jerry Sue Thornton

Under the By-Laws, the Board of Directors may designate one or more independent Directors as alternate members of any Committee, in order to replace any absent or disqualified member at any meetings. The Board of Directors has designated Mr. Papenbrock as an alternate member of the Compensation Committee and Dr. Thornton as an alternate member of the Governance and Nominating Committee. Each alternate member also meets the applicable independence, composition and related requirements of the Commission and the NYSE with respect to his or her respective Committees.

19

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Board Meetings

The Board of Directors held four meetings during the fiscal year ended May 31, 2012. Other than Mr. Ratner, no Director, during the fiscal year ended May 31, 2012, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by Committees of the Board of Directors on which the Director served, during the periods that the Director served.

Independent Directors Meetings

Each of the Directors, other than Frank C. Sullivan, is a non-management Director. Each of the non-management Directors, other than Thomas C. Sullivan, was independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines during fiscal 2012. The Company’s independent Directors generally meet in executive sessions each year in January, April and July. Charles A. Ratner served as the Presiding Independent Director for the January, April and July meetings of the Company’s independent Directors in 2012. Bruce A. Carbonari will serve as the Presiding Independent Director for the January, April and July meetings of the Company’s independent Directors in 2013.

Structure of the Board of Directors

The By-Laws provide that one person may hold the position of Chairman of the Board of Directors and Chief Executive Officer. Although a majority of the Company’s Directors are independent, the Board of Directors does not have a lead independent Director. However, as discussed above under “Independent Directors Meetings,” the independent Directors generally meet each year in January, April and July, and an independent Director serves as the Presiding Independent Director for each of those meetings. The Chief Executive Officer of the Company currently serves as the Chairman of the Board of Directors. The Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is one of the Directors most familiar with the Company’s business and industry. The Board of Directors believes that combining the roles of Chief Executive Officer and Chairman of the Board of Directors provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment of corporate strategy. The independent Directors bring experience, oversight, and expertise from outside the Company and its industry, while the Chief Executive Officer brings Company and industry-specific experience and expertise. One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of management’s strategy once it is developed. The Board of Directors believes the combined role of Chief Executive Officer and Chairman of the Board of Directors, together with independent Directors having the duties described above, is in the best interests of stockholders because it strikes an appropriate balance for the Company. With the Chief Executive Officer also serving as Chairman of the Board of Directors, there is unified leadership and a focus on strategic development and execution, while the independent Directors help assure independent oversight of management.

Role in Risk Oversight

Risk is inherent in any business and the Company’s management is responsible for the day-to-day management of risks that the Company faces. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Senior management, which includes the Chief Compliance Officer, attends quarterly meetings of the Board of Directors, as well as certain committee meetings, in order to address any questions or concerns raised by the Board of Directors on risk management and any other matters. Each quarter, the Board of Directors receives presentations from senior management on business operations, financial results, and strategic issues. In addition, senior management holds an annual strategic planning retreat attended by members of the Board of Directors, as well as periodic strategic planning sessions, to discuss strategies, key challenges, and risks and opportunities for the Company. Senior management then reviews the results of each strategic planning session with the Board of Directors.

The Board Committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. Risk assessment reports are regularly provided by management and the Company’s internal auditors to the Audit Committee. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs, including overseeing the Company’s compensation-related risk assessment described further below in this Proxy Statement. The

20

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS (CONTINUED)

Governance and Nominating Committee assists the Board of

Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with the organization of the Board of Directors and its membership and structure, succession planning for Directors and executive officers, and corporate governance, including the annual monitoring of corporate governance issues, administering regular self-evaluations of the Board and its committees, and reviewing potential conflicts of interest.

All of these Board Committees report back to the full Board of Directors at meetings of the Board of Directors as to the Board Committees’ activities and matters discussed and reviewed at the Board Committees’ meetings. In addition, the Board of Directors is encouraged to participate in external Director education courses to keep apprised of current issues, including areas of risk.

Succession Planning

The Company actively engages in succession planning in order to determine appropriate candidates and leadership talent. While effective succession planning is a fluid process, there are certain annual processes in which the Company engages. Information is gathered and analyzed to assess the staffing of the Company’s key positions to identify and develop employees for such positions. To further this process, an offsite leadership development program is conducted each year for purposes of recognizing the Company’s emerging leaders and uniting them in a three-day formal program with peers and representatives from the Board of Directors. In addition, after completing this leadership development program, certain employees are selected to work with a top-ranked global provider of executive education to enhance senior level personal leadership development and leadership team strategy development.

Communications with the Board of Directors

Stockholders and other persons may communicate with the non-management Directors as a group or any chair of a Board Committee. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to Board of Directors Communications c/o General Counsel, RPM International Inc., P.O. Box 777, Medina, Ohio 44258 or by email to directors@rpminc.com. Unless specifically directed to one of the Committee chairs, communications will be forwarded to the Presiding Independent Director for the next scheduled meeting of independent Directors.

All communications received in accordance with these procedures will be reviewed initially by the Company’s General Counsel, who will relay all such communications (or a summary thereof) to the appropriate Director or Directors unless he determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its Committees; or

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors.

In the alternative to the procedures outlined above, any stockholder or interested party may report any suspected accounting or financial misconduct confidentially through our compliance hotline. Information regarding our compliance hotline is available on our website, www.rpminc.com.

Attendance at Annual Meetings of Stockholders

It is a policy of the Board of Directors that all its members attend the Annual Meeting absent exceptional cause. All of the Directors who were at that time members of the Board of Directors were present at the October 2011 Annual Meeting.

21

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, non-binding basis to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Commission rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this Proxy Statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that RPM International Inc.’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

We are focused on delivering operating results with the ultimate goal of creating and maximizing value for our stockholders on a long-term basis. Our compensation programs and practices have been designed to drive those results, and they have served our Company well. For fiscal 2012, 60.0% of the amounts of the principal compensation components for our named executive officers in the aggregate was variable and tied to our performance. Our compensation programs and practices have been integral to our success in attracting and retaining an experienced and effective management team.

22

PROPOSAL TWO (CONTINUED)

Consistent with our focus on delivering sustained long-term operating results, our diluted net income per share of Common Stock increased from $0.97 per share in 2002 to a record $1.65 per share in 2012, for a compound annual growth rate of 5.46%. In addition, over the past 10 years, our sales grew at a compound annual growth rate of 6.78%. Our stockholders have been rewarded for this performance over this 10-year period, enjoying a compound annual growth rate in cumulative total return, including the reinvestment of dividends, of 9.42%, compared to the compound annual growth rate in cumulative total return for the S&P 500 of 4.14%. In addition, 2012 marked our 38th consecutive year of increased dividends. The following table shows the cumulative total stockholder return, including the reinvestment of dividends, of shares of our Common Stock compared to the S&P 500 and a peer group as described in the accompanying Annual Report over the past 10 years.

23

PROPOSAL TWO (CONTINUED)

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

Proposal Two will be decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the Annual Meeting. In voting for Proposal Two, votes may be cast in favor, against or abstained. Abstentions will count as present and will have the effect of a vote against Proposal Two. Broker non-votes, however, are not counted as present for purposes of determining whether Proposal Two has been approved, and will have no effect on the outcome of Proposal Two.

Our Board of Directors unanimously recommends a vote FOR Proposal Two relating to the advisory vote on executive compensation.

24

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In this section, we describe the material components of our executive compensation program for our named executive officers whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.

•	Frank C. Sullivan, our Chairman and Chief Executive Officer;

•	Ronald A. Rice, our President and Chief Operating Officer;

•	Paul G. P. Hoogenboom, our Senior Vice President – Manufacturing and Operations, and our Chief Information Officer;

•	Edward W. Moore, our Vice President, General Counsel and Chief Compliance Officer;

•	Robert L. Matejka, our former Senior Vice President and Chief Financial Officer, who retired from his position as Chief Financial Officer on April 10, 2012; and

•	Russell L. Gordon, our Vice President and Chief Financial Officer since April 10, 2012.

We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee arrives at specific compensation policies and decisions involving the named executive officers.

Our Business

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. The Company’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants, Fibergrate and Euco. The Company’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on July 26, 2012.

Fiscal 2012 Business Highlights

The Company achieved strong business results for the fiscal year ended May 31, 2012, including:

•	Net sales increased 11.7% to a record $3.8 billion in fiscal 2012 from $3.4 billion in fiscal 2011;

•	Net income increased 14.2% to a record $215.9 million in fiscal 2012 from $189.1 million in fiscal 2011;

•	Cash from operations increased 23.8% to $294.9 million in fiscal 2012 from $238.2 million in fiscal 2011; and

•	Diluted earnings per share increased 13.8% to a record $1.65 per share in fiscal 2012 from $1.45 per share in fiscal 2011.

Achievement of this strong financial performance was driven by the Company’s success on a broad range of initiatives that are intended to position the Company for future growth.

In fiscal 2012, we also continued to benefit from effective capital management, which remains a significant priority. Maintaining robust capital and liquidity positions provides us with a protective cushion during difficult periods, as well as the ability to pursue new opportunities.

Fiscal 2012 Executive Compensation Highlights

For fiscal 2012, compensation for the Company’s named executive officers was substantially similar to fiscal 2011 compensation, except that no named executive officer other than Mr. Frank C. Sullivan received an award of Performance Contingent Restricted Stock, or PCRS, in fiscal 2012. For fiscal 2012, the Compensation Committee:

•	Increased the base salary of each of the named executive officers by between 2.9% to 4.8%;

•

Awarded performance earned restricted stock and stock appreciation rights consistent with fiscal 2011 awards, with the exception of Mr. Matejka, who did not receive Performance Earned Restricted Stock, or PERS, due to his retirement; and

•

Increased cash awards under the Incentive Plan by amounts ranging from $25,000 to $80,000, with the exception of Mr. Matejka, whose cash award increased by $375,000 from his fiscal 2011 award primarily because he was not awarded PERS in fiscal 2012.

Total fiscal 2012 compensation for the named executive officers, as set forth in the Summary Compensation Table, decreased compared to total fiscal 2011 compensation for each of the named executive officers, with the exception of Messrs. Frank C. Sullivan and Matejka. This decrease reflects the fact that each of the named executive officers, with the

25

EXECUTIVE COMPENSATION (CONTINUED)

exception of Mr. Matejka, received an award of PCRS in fiscal 2011, whereas only Mr. Frank C. Sullivan received an award of PCRS in fiscal 2012. See “Equity Compensation – Performance Contingent Restricted Stock (PCRS)”.

Fiscal 2012 Corporate Governance Highlights

We endeavor to maintain good governance standards, including the oversight of our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2012:

•

The leadership structure of our Board consists of a Chairman (who is also our Chief Executive Officer), a Presiding Independent Director (who leads the meetings of our independent Directors held in January, April and July of each year), and strong Board committee chairs.

•	We maintain a majority voting policy for the election of Directors in uncontested elections, and require an offer to resign by any incumbent Director who is not re-elected.

•	The Compensation Committee is composed solely of independent Directors who have established methods to communicate with stockholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee retained the professional compensation consulting firm of Towers Watson to evaluate the competitiveness of our executive compensation programs.

•

The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile, to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

In July 2012, the Company adopted stock ownership guidelines for our executive officers and Directors, each of whom either satisfied the applicable ownership guidelines as of May 31, 2012 or is within the grace period for achieving such ownership thresholds.

•	Our insider trading policy prohibits short sales and hedging transactions of shares of our Common Stock by Directors and employees.

•	Performance-based compensation arrangements that use a variety of performance measures, including performance-based equity awards.

•	In July 2012, the Company adopted a clawback of executive compensation policy, which applies to the Company’s executive officers.

•	Our Omnibus Plan prohibits the repricing of stock options or stock appreciation rights without stockholder approval.

For fiscal 2012, 60.0% of the amounts of principal compensation components of our named executive officers in the aggregate was variable and tied to our performance.

Consideration of Last Year’s “Say on Pay” Vote

Following our Annual Meeting of Stockholders in October 2011, the Compensation Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the fiscal 2011 compensation actions and decisions for Mr. Frank C. Sullivan and the other named executive officers. Seventy-eight percent (78.0%) of the votes cast on the “say-on-pay” proposal last year were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in last year’s Proxy Statement. However, even in light of such stockholder approval, in July 2012 the Board of Directors adopted a policy on clawback of incentive compensation and implemented stock ownership guidelines for Directors and executive officers. The Compensation Committee will continue to consider results from future stockholder advisory votes, which will be held annually until the next stockholder advisory vote on the frequency of future votes on executive compensation, as well as input from its stockholders between meetings, in its ongoing evaluation of the Company’s executive compensation programs and practices.

Opportunity for Stockholder Feedback

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” in this Proxy Statement. In addition, the advisory vote on the compensation of the named executive officers provides stockholders with an opportunity to communicate their views on our executive compensation program.

You should read this Compensation Discussion and Analysis in conjunction with the advisory vote that we are conducting on the compensation of the named executive officers (see “Proposal Two – Advisory Vote on Executive Compensation”). This Compensation Discussion and Analysis, as well as the accompanying compensation tables, contains information that is relevant to your voting decision.

26

EXECUTIVE COMPENSATION (CONTINUED)

Overview

RPM’s compensation programs are designed to support our founder’s philosophy:

•	Hire the best people you can find.

•	Create an atmosphere that will keep them.

•	Then let them do their jobs.

Our general compensation philosophy is performance-based in that our executive officers should be well compensated for achieving strong operating results. We seek to compensate our executive officers at a fair level of compensation which reflects RPM’s positive operating financial results, the relative skills and experience of the individuals involved, peer group compensation levels and other similar benchmarks.

The Compensation Committee has designed compensation policies and programs for our executive officers which are intended to compensate the executive officers at about the market median for a relevant group of similarly-sized companies and competitors within RPM’s industry, with the potential for higher than average compensation when our performance levels exceed our annual business plan. Our primary compensation goals are to retain key leaders, reward good past performance, incentivize strong future performance and align executives’ long-term interests with those of our stockholders.

Role of the Compensation Committee

The Compensation Committee Charter provides for the Compensation Committee to oversee RPM’s compensation programs and, in consultation with the Chief Executive Officer, develop and recommend to the Board of Directors an appropriate compensation and benefits philosophy and strategy for RPM. The Compensation Committee consists of four independent Directors (and one alternate member) who are appointed to the Compensation Committee by, and report to, the entire Board of Directors. Each member of the Compensation Committee, as well as the alternate member, qualifies as a “non-employee director” within the definition of Rule 16b-3 under the Exchange Act, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and as an “independent” director under the rules of the NYSE. The Compensation Committee Charter is available on our website at www.rpminc.com.

Comparative Framework

We periodically evaluate the competitiveness of our executive compensation programs. In 2012, the Compensation Committee retained the professional compensation consulting firm of Towers Watson to conduct a compensation benchmark study. Towers Watson reviewed and evaluated our compensation packages for our key officers in light of the levels of compensation being offered by companies in the specialty chemicals industry and other related industries which fall within a reasonable size range (in terms of revenues) and operate businesses similar to that of the Company. These companies included:

A. Schulman, Inc.	Albemarle Corporation	Cytec Industries Inc.
Eastman Chemical Company	Ecolab Inc.	Ferro Corporation
FMC Corporation	PolyOne Corporation	PPG Industries Inc.
Rockwood Holdings, Inc.	The Sherwin-Williams Company	The Valspar Corporation

Towers Watson reviewed both published survey and peer group proxy statement data to determine competitive pay levels for each officer position for the following elements of compensation: base salary, target annual incentive opportunity (as a percentage of base salary), actual total cash compensation (the sum of base salary and actual incentive compensation received), target total cash compensation (the sum of base salary and target incentive compensation), long-term incentives, actual total direct compensation (the sum of actual total cash compensation and long-term incentives) and target total direct compensation (the sum of target total cash compensation and long-term incentives). In its analysis, Towers Watson compiled competitive data from the 2011

Towers Watson CDB General Industry Executive Compensation Survey Report. Based on its analysis and findings, Towers Watson concluded that, in the aggregate for all of the Company’s named executive officers, all elements of the Company’s compensation were competitive with the market median. Towers Watson also found that our Chief Executive Officer’s compensation was weighted more toward long-term incentives than is typical in the market. Further, Towers Watson concluded that compensation for the Company’s President and Senior Vice President was weighted more heavily toward variable compensation (consisting of bonus and long-term incentives) than is typical in the market.

27

EXECUTIVE COMPENSATION (CONTINUED)

Specifically with regard to our Chief Executive Officer, Towers Watson found that his base salary was 14% below the market median, and that his target bonus opportunity was 20% below the market median. Our Chief Executive Officer’s actual total cash compensation was 20% below the market median, and his target total cash compensation was 22% below the market median. Long-term incentives for our Chief Executive Officer were 15% below the market median. Overall, our Chief Executive Officer’s actual total direct compensation was 17% below the market median, as was his target total direct compensation.

For services performed by Towers Watson relating solely to work performed for, and at the direction of, the Compensation Committee, Towers Watson was paid $22,324 by the Company. Towers Watson also provided other services to the Company in fiscal 2012, including other non-executive compensation consulting services and advice relating to employee compensation and programs, for which Towers Watson was paid $227,272 by the Company. The decision to engage Towers Watson for such other services was made by management and not approved by the Compensation Committee or the Board of Directors.

In fiscal 2010, the Compensation Committee retained Towers Watson to assist in structuring the Company’s next Performance Contingent Restricted Stock (PCRS) awards to coincide with the Company’s new, five-year strategic plan. In providing its services, Towers Watson (i) discussed the Company’s reward program, pay philosophy and key performance metrics with management, (ii) evaluated the performance associated with the Company’s strategic plan relative to the historical results of its compensation peers (listed below) and the companies it uses for measuring total shareholder return as presented in the Company’s Annual Report to Stockholders and (iii) analyzed the competitiveness of the Company’s potential long-term incentive opportunities relative to its compensation peers as well as other general industrials comparable in size to the Company. The compensation peers included:

A. Schulman, Inc.	Albemarle Corporation	Cytec Industries, Inc.
Eastman Chemical Company	Ecolab Inc.	Ferro Corporation
FMC Corporation	H.B. Fuller Company	Masco Corporation
Nalco Holding Company	PolyOne Corporation	PPG Industries, Inc.
Rockwood Holdings Inc.	The Lubrizol Corporation	The Sherwin-Williams Company
The Valspar Corporation

28

EXECUTIVE COMPENSATION (CONTINUED)

Towers Watson gave its preliminary report to the Compensation Committee at its July 2010 meeting recommending PCRS awards yielding 55th to 65th percentile annualized long-term incentive values for achieving strategic plan results that are in the peers’ historical second quartile performance. In October 2010, the Compensation Committee approved contingent awards of PCRS for our named executive officers. See “Equity Compensation – Performance Contingent Restricted Stock (PCRS)” for more information about these PCRS awards.

Elements of Compensation

Our named executive officer compensation program for fiscal 2012 included three main elements:

•	Base salary;

•	Annual cash incentive compensation; and

•	Performance-based equity incentives, including restricted stock and stock appreciation rights.

Pay Mix

We use these particular elements of compensation because we believe that they provide a balanced mix of fixed compensation and at-risk compensation that produces short-term and long-term performance incentives and rewards. With this balanced portfolio, we provide the executive with a competitive base salary while motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and provide the executive with additional compensation through short- and long-term incentives.

The mix of compensation for our named executive officers is weighted toward at-risk pay (consisting of cash and equity compensation). In October 2010, our Compensation Committee granted long-term incentive awards in order to continue to weight the mix of compensation for our named executive officers toward at-risk pay. Maintaining this pay mix is intended to result in a pay-for-performance orientation, which aligns to our compensation philosophy of paying total direct compensation that is competitive with peer group levels based on relative company performance.

Role of Executives in Determining Compensation

Our Chief Executive Officer and our President and Chief Operating Officer, together with the Compensation Committee, review assessments of executive compensation practices at least annually against our defined comparative framework. These assessments involve the gathering of compensation data, such as base salary, cash incentive and equity awards for similarly situated officers at companies in the diversified chemicals and specialty chemicals segments of the Company’s industry which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company. See “Comparative Framework” for more information about this review. With this information in hand, and as stated on the previous page under the heading “Overview,” our Chief Executive Officer and our President and Chief Operating Officer recommend to the Compensation Committee levels of compensation for themselves and for the other named executive officers that are “at about the market median for a relevant group of similarly-sized companies and competitors within RPM’s industry” and aligned with our intended pay philosophy. After receiving the recommendations of our Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee meets without our Chief Executive Officer and our President and Chief Operating Officer present to consider their recommendations. The Compensation Committee must approve any recommended changes before they can be made.

Elements of Our Named Executive Officer Compensation Program

Compensation Component	Key Characteristics	Purpose
Base Salary	Fixed compensation, reviewed and adjusted annually if and when appropriate	Compensate named executive officers fairly for the responsibility level of the position held
Annual Cash Incentive Compensation	Variable, performance-based compensation, awarded under the Incentive Compensation Plan	Motivate and reward named executive officers for achieving annual business objectives based on Company performance and individual achievements
Equity Compensation — Performance Earned Restricted Stock (PERS)	Variable, performance-based compensation, awarded under the Omnibus Equity and Incentive Plan	Motivate and reward named executive
officers for achieving long-term business
objectives; the threshold and maximum
number of and performance goals for the
award of PERS for a given fiscal year are
set in July of that year

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EXECUTIVE COMPENSATION (CONTINUED)

Compensation Component	Key Characteristics	Purpose
Equity Compensation — Performance Contingent Restricted Stock (PCRS)	Variable, performance-based compensation, awarded under the Omnibus Equity and Incentive Plan	Motivate and reward named executive
officers for achieving long-term, multi-year
business objectives; 2010 PCRS awards
are contingent upon the level of
attainment of performance goals for the
three-year and five-year periods from June
1, 2010 ending May 31, 2013, and from
June 1, 2010 ending May 31, 2015,
respectively
Equity Compensation — Stock Appreciation Rights (SARs)	Variable, performance-based compensation, awarded under the Omnibus Equity and Incentive Plan	Motivate and reward named executive officers for achieving long-term business objectives by tying incentives to the performance of our Common Stock
Equity Compensation — Supplemental Executive Retirement Plan (SERP) Restricted Stock	Replaces a former fixed compensation component; awarded under the 2007 Restricted Stock Plan	Provides supplemental retirement and
death benefits to officers and other key
employees whose retirement plan benefits
may be limited under applicable law; the
2007 Restricted Stock Plan replaces, over
a period of time, the Company’s former
cash-based benefit restoration plan with a
stock-based plan by directly reducing and
replacing the cash amount of
supplemental retirement restoration
benefits and supplemental death
restoration benefits owed to participants
Health and Retirement Plans	Fixed compensation	Intended to provide benefits that promote employee health and support employees in attaining financial security
Perks and other Personal Benefits	Fixed compensation	Intended to provide a business-related benefit to the Company, and to assist in attracting and retaining executive officers
Post-Employment Compensation and Change in Control	Fixed compensation	Intended to provide temporary income following a named executive officer’s involuntary termination of employment and, in the case of a change of control, to also provide continuity of management

Base Salary

Base salary represents amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salary and increases to base salary recognize the overall experience, position and responsibilities within RPM and expected contributions to RPM of each named executive officer. Adjustments to salaries are used to reward superior individual performance of our named executive officers on a day-to-day basis during the year and to encourage them to perform at their highest levels. We also use our base salary to retain top quality executives and attract management employees from other companies.

In July 2012, our Chief Executive Officer and our President and Chief Operating Officer recommended to the Compensation Committee an increase in the base salary for themselves and for each of the other named executive officers for fiscal 2013. As in the past, this recommendation was based upon an analysis of:

•	RPM’s fiscal 2012 operating results;

•	A comparison of the Five-Year Cumulative Total Returns among RPM, the S&P 500 Index and proxy statement peer group of companies; and

•	Base salary and bonus compensation information for 2011 and 2012 and proposed amounts for 2013.

The base salary amounts for fiscal 2013, which were effective as of June 1, 2012, are: Mr. Frank C. Sullivan, $895,000; Mr. Rice, $665,000; Mr. Hoogenboom, $385,000; Mr. Moore, $275,000; and Mr. Gordon, $300,000.

The base salary amounts for fiscal 2012 were: Mr. Frank C. Sullivan, $875,000; Mr. Rice, $650,000; Mr. Hoogenboom, $370,000; Mr. Matejka, $350,000; Mr. Moore, $260,000; and Mr. Gordon, $235,000.

The base salary amounts for fiscal 2011 were: Mr. Frank C. Sullivan, $850,000; Mr. Rice, $620,000; Mr. Hoogenboom, $357,000; Mr. Matejka, $340,000; and Mr. Moore, $250,000.

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EXECUTIVE COMPENSATION (CONTINUED)

With respect to the setting of base salaries, (i) operating results; (ii) a comparison of Five-Year Cumulative Total Returns among RPM, the S&P 500 Index and our proxy statement peer group of companies; and (iii) base salary and bonus compensation information for 2011 and 2012 and proposed amounts for 2013, are analyzed to arrive at a target percentage increase for base salaries. Operating results and Five-Year Cumulative Total Returns are important to gauge whether the Company is keeping pace with its peer group, and if not, whether an increase in base salary would be appropriate given RPM’s relative performance versus its peers. Finally, historical and proposed compensation information is important to the analysis to ensure that the individual officer’s compensation, given the individual officer’s experience, position and responsibilities, exhibits a logical progression supported by the Company’s operating results and the comparison of the Company’s performance to its peer group of companies.

Annual Cash Incentive Compensation

For fiscal 2012, we provided annual cash incentive compensation under the Amended and Restated 1995 Incentive Compensation Plan, which was designed to motivate participants to achieve our financial objectives and reward executives for their achievements when those objectives are met. All named executive officers who are Covered Employees under Section 162(m) of the Internal Revenue Code, namely the Chief Executive Officer and the next three highest paid executive officers, excluding the Chief Financial Officer, participated in the fiscal 2012 incentives. In addition, although the Chief Financial Officer is not a Covered Employee by definition, the Compensation Committee evaluated Messrs. Matejka and Gordon under similar performance criteria in awarding incentive compensation as used to determine the cash incentive compensation of the other named executive officers. The amount of cash incentive compensation earned by our named executive officers in fiscal 2012 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. We paid these amounts in July 2012.

In July 2011, the Compensation Committee determined, on a percentage basis, the portion of the aggregate cash incentive compensation award pool under the Incentive Compensation Plan, or the Incentive Plan, to be awarded to each of the Covered Employees in respect of the Company’s performance for the fiscal year ending May 31, 2012 as follows: Mr. Frank C. Sullivan, 40%; Mr. Rice, 30%; Mr. Hoogenboom, 15%; and Mr. Moore, 15%. The Compensation Committee determined for fiscal 2012 that the cash incentives paid would range from zero to 150% of salary with a target of 100% of salary for Senior Vice Presidents and above, and zero to 100% of salary with a target of 60% of salary for Vice Presidents. The Compensation Committee may reduce or eliminate the amount of a named executive officer’s annual cash incentive award, at the Compensation Committee’s sole discretion, based solely on individual performance.

The Incentive Plan in place for fiscal 2012 provided for an aggregate cash incentive compensation award pool of 1.5% of our pre-tax income for fiscal 2012. In July 2012, the Compensation Committee calculated the aggregate non-equity compensation award pool based on our audited pre-tax income and each individual’s cash incentive payout amount. For fiscal 2012, the Company’s reported pre-tax income was $328.3 million, providing a cash incentive compensation award pool under the Incentive Plan for the Covered Employees of approximately $4.9 million. Upon the recommendation of our Chief Executive Officer, and after a review of a variety of factors described below, the Compensation Committee awarded cash incentives totaling $2,550,000 to the Covered Employees, which was significantly below the aggregate amount authorized to be paid pursuant to the award pool formula. The cash incentive compensation paid to the Covered Employees who were Senior Vice Presidents and above equaled approximately 125.3% of their salary for fiscal 2012, and for Vice Presidents equaled 67% of their salary for fiscal 2012.

In July 2012, the Compensation Committee determined, on a percentage basis, the portion of the aggregate cash incentive award pool under the Incentive Plan to be awarded to each of the Covered Employees under Section 162(m) of the Internal Revenue Code in respect of the Company’s performance for the fiscal year ending May 31, 2013 as follows: Mr. Frank C. Sullivan, 40%; Mr. Rice, 30%; Mr. Hoogenboom, 15%; and Mr. Moore, 15%. Mr. Gordon, the Chief Financial Officer of the Company, although not a Covered Employee under the Section 162(m) definition, is eligible to receive cash incentive compensation for fiscal 2013 based on the same performance criteria as the Covered Employees listed above. The Compensation Committee also determined that for fiscal 2013 the cash incentive compensation paid would range from zero to 150% of salary with a target of 100% of salary for Senior Vice Presidents and above, and zero to 100% of salary with a target of 60% of salary for Vice Presidents.

The named executive officers during fiscal 2012 had financially measured performance objectives that were the same as the corporate performance objectives described below. These performance objectives are evaluated independently, and it is not necessary to obtain each performance objective to receive an award.

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EXECUTIVE COMPENSATION (CONTINUED)

The corporate performance objectives that were targeted are as follows:

•	Net sales target for fiscal 2012 was $3.560 billion versus actual net sales of $3.777 billion;

•	Net income target for fiscal 2012 was $202.0 million versus actual net income of $215.9 million; and

•	Earnings per share target for fiscal 2011 was $1.53 versus actual earnings per share of $1.65.

As disclosed above, the Incentive Plan in place for fiscal 2012 provided for an aggregate cash incentive compensation award pool of approximately $4.9 million. The maximum portion of the award pool that each Covered Employee could be awarded was: Mr. Frank C. Sullivan – 40% or $1,960,000; Mr. Rice – 30% or $1,470,000; Mr. Hoogenboom – 15% or $735,000; and Mr. Moore – 15% or $735,000. However, the Compensation Committee had set a maximum award of 150% of the Covered Employee’s base salary as a limit, with a target award of 100% of the Covered Employee’s base salary for Senior Vice Presidents and above, and 100% of the Covered Employee’s base salary as a limit, with a target of 60% of the Covered Employee’s base salary for Vice Presidents. As a result, the maximum award that could be earned by the Covered Employee was: Mr. Frank C. Sullivan – $1,312,500; Mr. Rice – $975,000; Mr. Hoogenboom – $555,000; and Mr Moore – $260,000. The actual awards were as follows: Mr. Frank C. Sullivan, $1,100,000; Mr. Rice, $800,000; Mr. Hoogenboom, $475,000; and Mr. Moore, $175,000.

Fiscal 2012 Incentive Compensation Plan Awards

In determining the actual incentive compensation awards for fiscal 2012 for Messrs. Frank C. Sullivan, Rice, Hoogenboom and Matejka, the following criteria were considered: (i) if the Company achieved its planned percentage increase of earnings before interest and taxes, the named executive would receive an award equal to 50% of his base salary; (ii) if the Company achieved revenue growth of 8% or above, the named executive would receive an additional award equal to 30% of his base salary; (iii) the named executive could earn an additional award of up to 30% of his base salary if the

Company achieved exceptional growth in financially measured objectives, such as gross margin improvement or improvement in return on invested capital or capital adjusted net earnings; and (iv) the Chief Executive Officer, in the exercise of his discretion, could award the named executive an additional award of up to 40% of his base salary based on the achievement of non-financially measured management objectives. Based on the achievement by the Company of the first three criteria listed above (for 50%, 30% and 30% of the named executive’s base salary, respectively) and portions of

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EXECUTIVE COMPENSATION (CONTINUED)

the fourth criteria listed above (for 15% of the named executive’s base salary), Messrs. Frank C. Sullivan, Rice and Hoogenboom each were awarded incentive compensation equal to approximately 125% of their base salaries. For these named executives, the portion of their incentive compensation based on achievement of non-financially measured management objectives was awarded based upon each such named executive’s involvement in the Company’s merger and acquisition transactions in fiscal 2012 and the Company’s overall return to stockholders versus both the market and the Company’s peers, as determined in the discretion of the Chief Executive Officer. These same criteria were considered for Mr. Matejka, who was also awarded incentive compensation equal to approximately 125% of his base salary, plus an additional award of $362,500 because he did not receive PERS in fiscal 2012 due to his retirement.

In addition, Mr. Moore and Mr. Gordon were awarded 67% and 75% of their respective base salaries based upon (i) the Company’s achievement of its planned percentage increase of earnings before interest and taxes, (ii) consideration of compensation provided to executives at similarly-situated companies relative to their respective duties and responsibilities, and (iii) achievement of non-financially measured objectives, including involvement in the Company’s merger and acquisition transactions in fiscal 2012 and the Company’s overall return to stockholders versus both the market and the Company’s peers, as determined in the discretion of the Chief Executive Officer.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders and to attract and retain high-caliber executives through recognition of anticipated future performance. Under our Omnibus Equity and Incentive Plan, or Omnibus Plan, we can grant a variety of stock-based awards, including awards of performance-based restricted stock and stock appreciation rights. After reviewing executive compensation practices against our defined comparative framework, including reviewing equity awards for similarly situated officers at companies in the diversified chemicals and speciality chemicals segments of the Company’s industry which fall within a reasonable size range (in terms of sales) and operate businesses similar to that of the Company, our Chief Executive Officer and our President and Chief Operating Officer make annual recommendations to the Compensation Committee of the type and amount of equity awards for the Chief Executive Officer, the President and Chief Operating Officer, and the other executive officers. In determining the equity incentive compensation component of Chief Executive Officer compensation, the Compensation Committee considers, in addition to the factors used to determine salary and cash incentive compensation:

•	the value of similar incentive awards to chief executive officers in our peer group and other similar companies, and

•	awards given to the Chief Executive Officer in past years.

In determining the equity incentive compensation of the other executive officers, the Compensation Committee reviews and approves a mix of business plan goals, with a significant amount of emphasis placed on the compensation recommendations of our Chief Executive Officer and our President and Chief Operating Officer. After receiving the recommendations of our Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee meets without our Chief Executive Officer and our President and Chief Operating Officer present to consider their recommendations. The Compensation Committee must approve any recommended equity grants before they can be made.

The Compensation Committee uses the various equity incentive awards available to it under the Omnibus Plan to retain executives and other key employees and achieve the following additional goals:

•	to reward past performance;

•	to incentivize future performance (both short-term and long-term);

•	to align executives’ long-term interest with that of the stockholders; and

•	to enhance the longer-term performance and profitability of the Company.

The Compensation Committee’s current intention is to achieve these goals by making annual awards to the Company’s executive officers and other key employees, using a combination of performance-based restricted stock and stock-settled stock appreciation rights.

Performance Earned Restricted Stock (PERS). The Compensation Committee awards Performance Earned Restricted Stock, or PERS, under the Omnibus Plan. The threshold and maximum number of and performance goals for the award of PERS for a given fiscal year are set in July of that year. The determination of whether and to what extent the PERS have been achieved for a fiscal year is made at the July meeting of the Compensation Committee following the close of that fiscal year. Based on that determination, the actual

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EXECUTIVE COMPENSATION (CONTINUED)

grants, if any, with respect to a fiscal year are made at that same meeting. With respect to fiscal 2012, the maximum number and performance goals were set in July 2011 and the Compensation Committee determined whether and to what extent the PERS were achieved at its meeting in July 2012.

The percentage of shares with respect to which the performance goal has been achieved is determined by reference to the percentage increase of planned earnings before interest and taxes which is attained. In making the determination of whether the planned increase has been attained, the actual fiscal year results are adjusted for the exclusion of restructuring, asbestos and other similar charges or credits that are not central to the Company’s operations as shown on the Company’s financial statements as certified by the Company’s independent registered public accounting firm. If less than 75% of the planned increase is attained, then the performance goal will not be achieved with respect to any shares. If 75% to 100% of the planned increase is attained, then the performance goal will be achieved with respect to an equivalent percentage of shares. For example, if 91% of the planned increase is attained, then the performance goal will be achieved with respect to a maximum amount of 91% of the shares. The percentage of the planned increase attained will be rounded down to the closest whole number (e.g., 85.5% would be rounded down to 85%). If more than 100% of the planned increase is attained, then the performance goal will be achieved with respect to 100% of the shares.

In July 2011, pursuant to the Omnibus Plan, the Compensation Committee approved a contingent award of PERS to the Covered Employees of up to 190,000 shares (including 100,000 shares for the Chief Executive Officer) to be based on the level of attainment of fiscal 2012 performance goals related to an increase in planned earnings before interest and taxes. In July 2011, the Compensation Committee established a 7.5% increase in adjusted earnings before interest and taxes over fiscal 2011 levels as the target for purposes of determining the amount of PERS awards earned by the named executive officers with respect to fiscal 2012. The actual increase in adjusted earnings before interest and taxes for fiscal 2012 over fiscal 2011 was 11.1%. As a result, the maximum amount of PERS could have been granted. However, the Compensation Committee elected to reduce the number of PERS awarded to the Covered Employees. The PERS granted to each of the named executive officers are set forth below in the Grants of Plan-Based Awards for Fiscal 2012 table.

Stock Appreciation Rights (SARs). In July 2012, pursuant to the Omnibus Plan, the Compensation Committee awarded

SARs totaling 370,000 shares to the executive officers. The SARs awards granted to the named executive officers in July 2012 are set forth below in the Grants of Plan-Based Awards for Fiscal 2012 table.

Supplemental Executive Retirement Plan (SERP) Restricted Stock. The RPM International Inc. 2007 Restricted Stock Plan was established to provide for the cash payment of supplemental retirement and death benefits to officers and other key employees of the Company designated by the Board of Directors whose retirement plan benefits may be limited under applicable law and the Internal Revenue Code. In July 2012, the Compensation Committee awarded 45,301 shares of restricted stock to the executive officers under the 2007 Restricted Stock Plan.

The purpose of the 2007 Restricted Stock Plan is to replace, over a period of time, the Company’s former cash-based benefit restoration plan with a stock-based plan. Shares granted under the 2007 Restricted Stock Plan directly reduce and replace the cash amount of supplemental retirement restoration benefits and supplemental death restoration benefits owed to participants under the Company’s former benefit restoration plan.

Performance Contingent Restricted Stock (PCRS). In July 2007, the Compensation Committee approved contingent awards of Performance Contingent Restricted Stock, or PCRS, to the named executive officers. The purpose of the 2007 PCRS awards was to provide an added incentive to key officers to improve the long-term performance of the Company. The Compensation Committee determined that the 2007 PCRS awards were appropriate to continue the long-term incentive opportunity to key officers that was previously satisfied by awards under the Company’s 2002 Performance Accelerated Restricted Stock (PARS) Plan, which was terminated on July 17, 2007. The 2007 PCRS awards were made pursuant to the Omnibus Plan and were contingent upon the level of attainment of performance goals for the three-year period from June 1, 2007 ending May 31, 2010. On July 19, 2010, the Compensation Committee determined that the requisite performance goals for the 2007 PCRS awards had not been achieved for the three-year period ended May 31, 2010, and as a result the 2007 PCRS awards of 187,000 shares were forfeited back to the Company by the named executive officers as of such date.

In October 2010, the Compensation Committee approved contingent awards of PCRS to Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon, of up to 450,000 shares (subject to a grant limit for each individual of no more than 175,000 shares of PCRS and PERS, in the aggregate, during any one fiscal year). As a result of the application of the

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EXECUTIVE COMPENSATION (CONTINUED)

annual grant limit, a portion of Mr. Frank C. Sullivan’s October 2010 contingent award equal to 115,000 PCRS was deferred to fiscal 2012. The purpose of the 2010 PCRS awards is to provide an added incentive to key officers to improve the long-term performance of the Company. The 2010 PCRS awards were made pursuant to the Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year and five-year periods from June 1, 2010 ending May 31, 2013, and from June 1, 2010 ending May 31, 2015, respectively. The determination of whether and to what extent the 2010 PCRS awards are achieved for such periods will be made following the close of each of fiscal year 2013 and fiscal year 2015, respectively.

For the three-year period ending May 31, 2013 and the five-year period ending May 31, 2015, the percentage of PCRS with respect to which the performance goals have been achieved for each such period will be determined by reference to the increase in earnings before interest expense and income tax expense (“EBIT”) for each such period. In making the determination of what increase in EBIT has been achieved, actual results will be adjusted for the exclusion of restructuring, asbestos and other similar unusual charges or credits that are not central to the operations of the Company as shown on the Company’s consolidated financial statements as audited by the Company’s independent registered public accounting firm. If the increase in EBIT is less than 75% of the planned increase in EBIT for a performance period, then the performance goal will not be achieved with respect to any PCRS for the period. If the increase in EBIT is 75% to 100% of the planned increase in EBIT for a performance period, then the performance goal will be achieved with respect to an equivalent percentage of PCRS for the period. The percentage of EBIT attained will be rounded down to the closest whole number. If the increase in EBIT is more than 100% of the planned increase in EBIT for a performance period, then the performance goal will be achieved with respect to 100% of the PCRS for the period.

Up to one-half of an individual’s aggregate PCRS grant may vest at the end of the three-year performance period, and the remainder of an individual’s aggregate PCRS grant may vest at the end of the five-year performance period, if the performance goals for such periods are achieved, in each case multiplied by the percentages set forth above. The percentage of PCRS with respect to which the performance goals are not achieved will be forfeited. The Compensation Committee set the performance goals related to the 2010 PCRS awards at levels it believed to be achievable but would require the Company to meaningfully grow earnings.

Timing of Equity Grants

Equity grants are made in July and October at regularly scheduled meetings of the Compensation Committee. Board and Compensation Committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company.

Minimum Stock Ownership Guidelines

The Company adopted minimum stock ownership guidelines for its executive officers and Directors in July 2012. Under the stock ownership guidelines certain executive officers are required to maintain the following minimum equity stakes in the Company:

•	for the Company’s Chief Executive Officer, Common Stock equivalent to five times annual base salary;

•	for the Company’s President and Chief Operating Officer, Common Stock equivalent to four times annual base salary; and

•	for those other executive officers of the Company who report directly to the Chief Executive Officer, Common Stock equivalent to three times annual base salary.

Executives are expected to achieve targets within five years of the later of the date of the adoption of the minimum stock ownership guidelines or the date of assuming their positions. Each of the Company’s executive officers met the minimum stock ownership guidelines as of May 31, 2012.

Under the Company’s newly adopted stock ownership guidelines, the following executive officers must own Common Stock in the following amounts: our Chief Executive Officer, five times base salary; our President and Chief Operating Officer, four times base salary; and our other executive officers who report directly to our Chief Executive Officer, three times base salary.

Employment Agreements and Related Arrangements

We are a party to the following employment agreements with our named executive officers, none of which has been amended since December 31, 2008:

•

Frank C. Sullivan. Pursuant to an employment agreement whereby Mr. Frank C. Sullivan serves as our Chairman and Chief Executive Officer, Mr. Frank C. Sullivan is entitled to an annual base salary of not less than $895,000 effective as of June 1, 2012.

•

Ronald A. Rice. Pursuant to an employment agreement whereby Mr. Rice serves as our President and Chief Operating Officer, Mr. Rice is entitled to an annual base salary of not less than $665,000 effective as of June 1, 2012.

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EXECUTIVE COMPENSATION (CONTINUED)

•

Paul G. P. Hoogenboom. Pursuant to an employment agreement whereby Mr. Hoogenboom serves as our Senior Vice President – Manufacturing and Operations and Chief Information Officer, Mr. Hoogenboom is entitled to an annual base salary of not less than $385,000 effective as of June 1, 2012.

•

Edward W. Moore. Pursuant to an employment agreement whereby Mr. Moore serves as our Vice President, General Counsel, Chief Compliance Officer and Secretary, Mr. Moore is entitled to an annual base salary of not less than $275,000 effective as of June 1, 2012.

•

Russell L. Gordon. Pursuant to an employment agreement that the Company had entered into with Mr. Gordon prior to his promotion to Chief Financial Officer, Mr. Gordon is entitled to an annual base salary of not less than $300,000 effective as of June 1, 2012.

Pursuant to the employment agreements, each of Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon serves for a term ending on May 31, 2012, which is automatically extended for additional one-year periods unless either party gives the other party notice of nonrenewal two months in advance of the annual renewal date. In accordance with these automatic extension provisions, the employment agreement with each of these named executive officers has been extended to May 31, 2013. Each of Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon is also eligible to receive such annual cash incentive compensation or bonuses as our Compensation Committee may determine based upon our results of operations and other relevant factors. Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon are also generally entitled to participate in our employee benefit plans. Under the employment agreements, each of these named executive officers is entitled to receive fringe benefits in line with our present practice relating to the officer’s position, including the use of the most recent model of a full-sized automobile.

Mr. Matejka was Senior Vice President and Chief Financial Officer of the Company from April 30, 2010 until April 10, 2012. Mr. Matejka’s compensation consisted of an annual base salary of $350,000, and eligibility to participate in the Company’s performance bonus program. Furthermore, Mr. Matejka was entitled to receive fringe benefits in line with our present practice relating to his position, including the use of a full-sized automobile. In connection with his election as an executive officer on April 30, 2010, the Company and Mr. Matejka entered into an agreement that contained change in control provisions substantially similar to those contained in the Company’s employment agreements with its other named executive officers.

See “Other Potential Post-Employment Compensation” for a discussion of additional terms of the employment agreements related to restrictive covenants and potential post-employment compensation.

Policy on Clawback of Executive Compensation

In July 2012, the Board of Directors adopted a new policy regarding the clawback of executive compensation. If, as the result of the gross negligence or willful misconduct of any executive officer of the Company, the Company is required to restate all or a portion of its financial statements, the Board of Directors will, to the extent permitted by governing law, require reimbursement of any bonus or incentive compensation awarded to such executive officer or effect the cancellation of unvested restricted or deferred stock awards or stock options previously granted to the executive officer if:

•	the amount of the bonus, incentive compensation or stock or option award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement,

•

the amount of the bonus, incentive compensation or stock or option award that would have been awarded to the executive officer had the financial results been properly reported would have been lower than the amount actually awarded, and

•	it is reasonable to do so (e.g., the expense of recovering the compensation does not exceed the amount recovered).

The Board of Directors adopted a policy on the clawback of executive compensation in July 2012.

Post-Employment Compensation and Change in Control

Each of the employment agreements with Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon provides for payments and other benefits if the named executive officer’s employment terminates under certain circumstances, such as being terminated without cause within two years of a change in control, which is often referred to as a “double-trigger.” We believe that these payments and other benefits are important to recruiting and retaining our named executive officers, as many of the companies with which we compete for executive talent provide for similar payments to their senior employees. Additional information regarding these payments and other benefits is found under the heading “Other Potential Post-Employment Compensation.”

Section 162(m) of the Internal Revenue Code

In the course of fulfilling its responsibilities, the Compensation Committee routinely reviews the impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation paid in excess of $1,000,000 to the

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EXECUTIVE COMPENSATION (CONTINUED)

Chief Executive Officer and the next three highest paid executive officers of the Company, excluding the Chief Financial Officer. The regulations under Section 162(m), however, except from this $1,000,000 limit various forms of compensation, including “performance-based” compensation. The Company’s performance-based Incentive Plan, described above, and the Omnibus Plan satisfy the requirements of this Section 162(m) exemption. Although the Compensation Committee carefully considers the impact of Section 162(m) when administering the Company’s compensation programs, the Compensation Committee does not make decisions regarding executive compensation solely based on the expected tax treatment of such compensation.

In order to maintain flexibility in designing compensation programs that retain key leaders, reward past performance, incentivize strong future performance and align executives’ long-term interests with stockholders, the Compensation Committee may deem it appropriate at times to forgo Section 162(m) qualified awards in favor of awards that may not be fully tax-deductible. This has occurred, for example, when the Company’s operating results were adversely impacted by restructuring, asbestos or other non-operating charges, yet the Company performed significantly better than its business plan notwithstanding the charges.

Perks and Other Benefits

Our named executive officers participate in various employee benefit plans that are generally available to all employees and on the same terms and conditions as with respect to other similarly situated employees. These include normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, short and long term disability insurance, pension benefits, and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees, they are not considered to be a material component of a named executive officer’s annual compensation program. Because the named executive officers receive these benefits on the same basis as other employees, these benefits are not established or determined by the Compensation Committee separately for each named executive officer as part of the named executive officer’s annual compensation package.

In addition, we maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2012, we provided a Company match of up to 4% of the qualified retirement plan compensation limit per employee, which executives also were able to receive. RPM’s company match is fully vested to all employees, including executives, at the time of contribution.

As is the case with all employees, named executive officers are not taxed on their contributions to the 401(k) retirement savings plan or earnings on those contributions until they receive distributions from the 401(k) retirement savings plan, and all RPM contributions are tax deductible by us when made.

During fiscal 2012 we provided the use of cars to our named executive officers. Also during fiscal 2012, we made periodic executive physical examinations available to each named executive officer and provided financial and estate planning to Messrs. Frank C. Sullivan and Rice. In addition, we paid executive life insurance premiums for the benefit of our named executive officers.

We periodically review the perquisites that named executive officers receive.

Other Plans

In addition to the above described plans, the Company offers a tax qualified defined benefit retirement plan. Information about this plan can be found under the heading “Pension Benefits for Fiscal 2012.” The Company also offers a deferred compensation plan. Under this plan, selected management employees, certain highly compensated employees and Directors are eligible to defer a portion of their salary, bonus, incentive plan amounts and Director fees until a future date. A participant’s account will be credited with investment gains or losses as if the amounts credited to the account were invested in selected investment funds. Any compensation deferred under the plan is not included in the $1,000,000 limit provided for under Section 162(m) of the Internal Revenue Code until the year in which the compensation actually is paid. Additional information about this plan can be found under the heading, “Nonqualified Deferred Compensation for Fiscal 2012.”

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management and legal counsel. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Charles A. Ratner, Chairman

John P. Abizaid

David A. Daberko

Dr. Jerry Sue Thornton

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EXECUTIVE COMPENSATION (CONTINUED)

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

Compensation-Related Risk Assessment

The Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements affecting executive officers and employees. Our compensation programs reward outstanding performance by our operating companies, and do not encourage excessive risk taking on the part of our executive officers and employees. After considering the Company’s compensation program as a whole and receiving the input of the Compensation Committee, we have concluded that risks arising from our compensation policies and practices applicable to our employees are not reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, we considered, among other things, the general performance-based philosophy of our compensation program, the material consistency of our compensation structure throughout all key employee levels of the Company, the balance of long and short term components of compensation, and the Company’s risk profile generally.

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EXECUTIVE COMPENSATION (CONTINUED)

Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, the individuals serving as our Chief Financial Officer and our other three highest paid executive officers for fiscal 2012 and, where required, for fiscal 2011 and fiscal 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($) (2)(3) (e)	Option Awards ($)(2)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Frank C. Sullivan	2012	875,000	0	4,469,608	992,000	1,100,000	117,936	109,320	7,663,864
Chairman and Chief Executive Officer	2011	850,000	0	3,104,310	1,750,000	1,020,000	63,915	111,984	6,900,209
	2010	825,000	0	2,955,625	818,000	675,000	69,981	90,428	5,434,034
Ronald A. Rice	2012	650,000	0	1,185,685	496,000	800,000	95,597	96,108	3,323,390
President and Chief Operating Officer	2011	620,000	0	3,438,674	875,000	750,000	50,611	97,625	5,831,910
	2010	600,000	0	1,406,206	409,000	485,000	53,572	84,059	3,037,837
Paul G. P. Hoogenboom	2012	370,000	0	514,451	148,800	475,000	84,354	51,975	1,644,580
Senior Vice President – Manufacturing and Operations, Chief Information Officer	2011	357,000	0	1,647,881	262,500	445,000	46,847	47,313	2,806,541
	2010	346,000	0	737,121	122,700	300,000	47,556	44,319	1,597,696
Robert L. Matejka	2012	350,000	0	0	0	800,000	34,563	31,043	1,215,606
Senior Vice President and Chief Financial Officer(7)	2011	340,000	0	332,400	0	425,000	28,852	37,216	1,163,468
	2010	29,641	0	268,200	0	0	2,273	1,186	301,300
Edward W. Moore	2012	260,000	0	296,173	99,200	175,000	48,210	54,374	932,957
Vice President, General Counsel and Chief Compliance Officer	2011	250,000	0	473,591	175,000	150,000	28,076	48,748	1,125,415
Russell L. Gordon	2012	235,000	0	310,222	99,200	175,000	75,264	35,540	930,226
Vice President and Chief Financial Officer(8)

(1)	Amounts earned under the Incentive Plan are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The dollar value of restricted stock, SARs and stock options set forth in these columns is equal to the fair market value as of the date of the respective grant.

(3)	Information regarding the shares of PERS and SARs (and, with respect to Mr. Frank C. Sullivan, PCRS) granted to our named executive officers in July 2012 is set forth in the Grants of Plan-Based Awards for Fiscal 2012 table. The Grants of Plan-Based Awards for Fiscal 2012 table also sets forth the aggregate grant date fair value of the restricted stock and SARs granted during fiscal 2012 computed in accordance with ASC 718. Shares of restricted stock and SARs are subject to risk of forfeiture.

(4)	The amounts set forth in this column were earned during fiscal 2012 and paid in July 2012, earned during fiscal 2011 and paid in July 2011 and earned during fiscal 2010 and paid in July 2010 for 2012, 2011 and 2010, respectively, under our Incentive Plan.

(5)	The amounts set forth in this column reflect the change in present value of the executive officer’s accumulated benefits under the RPM International Inc. Retirement Plan (the “Retirement Plan”). During 2012, 2011 and 2010, there were no above-market or preferential earnings on nonqualified deferred compensation.

(6)	All Other Compensation includes Company contributions to the 401(k) plan, life insurance premiums, automobile allowances, financial/estate planning, periodic executive physical examinations and charitable matching programs. For each named executive officer for whom the total value of all personal benefits exceed $10,000 in fiscal 2012, the amount of incremental cost to the Company for each personal benefit listed below, if applicable and to the extent such cost exceeded the greater of $25,000 or 10% of the total personal benefits for such named executive officer is as follows: automobile allowance: Frank C. Sullivan $27,800 and Mr. Rice $29,667; life insurance premiums: Frank C. Sullivan $64,646 and Mr. Rice $49,891. The value of the automobile allowance is determined by adding all of the costs of the program, including lease costs and costs of maintenance, fuel, license and taxes and includes personal and business use.

(7)	Mr. Matejka was elected Senior Vice President and Chief Financial Officer in April 2010, and retired from that position on April 10, 2012.

(8)	Mr. Gordon was elected Vice President and Chief Financial Officer effective April 10, 2012.

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EXECUTIVE COMPENSATION (CONTINUED)

Grants of Plan-Based Awards For Fiscal 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)				Grant Date Fair Value of Stock and Option Awards ($)(2) (I)
Frank C. Sullivan	7/18/11
	SERP
	Restricted Stock(3)							16,652			369,008
	7/18/11 PCRS(4)							115,000			2,548,400
	Incentive Plan Award	875,000		1,312,000
	7/16/12 PERS(5)				75,000		100,000	60,000			1,552,200
	7/16/12 SARs(6)								200,000	25.87	992,000
Ronald A. Rice	7/18/11
	SERP
	Restricted Stock(3)							12,646			280,235
	Incentive Plan Award	650,000		975,000
	7/16/12 PERS(5)				37,500		50,000	35,000			905,450
	7/16/12 SARs(6)								100,000	25.87	496,000
Paul G. P. Hoogenboom	7/18/11
	SERP
	Restricted Stock(3)							5,704			126,401
	Incentive Plan Award	370,000		555,000
	7/16/12 PERS(5)				18,750		25,000	15,000			388,050
	7/16/12 SARs(6)								30,000	25.87	148,800

40

EXECUTIVE COMPENSATION (CONTINUED)

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)				Grant Date Fair Value of Stock and Option Awards ($) (2) (I)
Robert L. Matejka	Incentive Plan Award		800,000
Edward W. Moore	7/18/11
	SERP
	Restricted Stock(3)							1,691			37,473
	Incentive Plan Award	156,000		260,000
	7/16/12 PERS(5)				11,250		15,000	10,000			258,700
	7/16/12 SARs(6)								20,000	25.87	99,200
Russell L. Gordon	7/18/11
	SERP
	Restricted Stock(3)							2,325			51,522
	Incentive Plan Award		175,000
	7/16/12 PERS(5)							10,000			258,700
	7/16/12 SARs(6)								20,000	25.87	99,200

(1)	These columns show the possible payouts for each named executive officer under the Incentive Plan for fiscal 2012 based on the goals set in July 2011. Detail regarding actual awards under the Incentive Plan is reported in the Summary Compensation Table and is included in the Compensation Discussion and Analysis.

(2)	The values included in this column represent the grant date fair value of restricted stock computed in accordance with ASC 718, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the compensation cost is set forth in Note H of the Notes to Consolidated Financial Statements of our 2012 Annual Report to Stockholders.

(3)	Shares of SERP restricted stock awarded under the 2007 Restricted Stock Plan. These shares vest on the earliest to occur of (a) the later of either the employee’s attainment of age 55 or the fifth anniversary of the May 31st immediately preceding the date on which the shares of restricted stock were awarded, (b) the retirement of the employee on or after the attainment of age 65 or (c) a change in control with respect to the Company.

(4)	PCRS awards were made pursuant to the Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year and five-year periods from June 1, 2010 ending May 31, 2013, and from June 1, 2010 ending May 31, 2015, respectively. The determination of whether and to what extent the PCRS awards are achieved for such periods will be made following the close of each of fiscal year 2013 and fiscal year 2015, respectively. The amounts set forth in columns (i) and (l) assume the maximum amount of PCRS are awarded.

(5)	PERS for which the threshold and maximum number of shares and performance goals with respect to fiscal 2012 were determined in July 2011 and are disclosed herein pursuant to Commission rules. The performance goals for such PERS were achieved in fiscal 2012, and therefore the maximum amount of PERS could have been granted. However, the Compensation Committee elected to reduce the number of PERS awarded to the named executive officers.

(6)	SARs granted pursuant to the Omnibus Plan. These SARs vest in four equal installments, beginning July 16, 2013.

41

EXECUTIVE COMPENSATION (CONTINUED)

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Salary. Salaries paid to our named executive officers pursuant to their employment arrangements with us are set forth in the Summary Compensation Table. For fiscal 2012, salaries paid to our named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Frank C. Sullivan (11%), Mr. Rice (20%), Mr. Hoogenboom (22%), Mr. Matejka (29%), Mr. Moore (28%), and Mr. Gordon (25%). For fiscal 2011, salaries paid to our current named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Frank C. Sullivan (12%), Mr. Rice (11%), Mr. Hoogenboom (13%), Mr. Matejka (29%) and Mr. Moore (22%). For fiscal 2010, salaries paid to our current named executive officers accounted for the following percentages of their total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Frank C. Sullivan (15%), Mr. Rice (20%), Mr. Hoogenboom (22%), and Mr. Matejka (10%).

Bonus. No bonuses were awarded to our named executive officers during fiscal 2012, fiscal 2011 or fiscal 2010, although the named executive officers did receive cash awards under our Incentive Plan, as further described under the caption “Non-Equity Incentive Plan Compensation” below.

Stock Awards. The amounts in the “Stock Awards” column of the “Grants of Plan-Based Awards for Fiscal 2012” table consist of restricted stock and performance earned restricted stock grants. Each of these grants is described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation.”

•

SERP Restricted Stock. We granted restricted stock under our 2007 Restricted Stock Plan. The SERP restricted stock awards granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2012.” The vesting of SERP restricted stock upon either the death or disability of the named executive officer or upon a change in control of our Company is described under the heading “Other Potential Post-Employment Compensation.”

•

PCRS. Pursuant to our Omnibus Plan, we awarded performance contingent restricted stock grants, or PCRS, to our named executive officers. The PCRS awards are contingent upon the level of attainment of performance goals for the three-year and five-year periods from June 1, 2010 ending May 31, 2013, and from June 1, 2010 ending May 31, 2015, respectively. The determination of whether and to what extent the PCRS awards are achieved for such periods will be made following the close of each of fiscal year 2013 and fiscal year 2015, respectively. The portion of the PCRS granted to our named executive officers in fiscal 2012 is set forth in the table “Grants of Plan-Based Awards for Fiscal 2012.”

•

PERS. Pursuant to our Omnibus Plan, we awarded performance earned restricted stock grants, or PERS, to our named executive officers. The PERS granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2012.”

The amounts included in the “Stock Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Option Awards. Pursuant to our Omnibus Plan, we awarded stock appreciation rights, or SARs, to our named executive officers. The SARs granted to our named executive officers are set forth in the table “Grants of Plan-Based Awards for Fiscal 2012.” These grants are described in further detail under the heading “Compensation Discussion and Analysis – Equity Compensation – Stock Appreciation Rights (SARs).” The amounts included in the “Option Awards” column of the Summary Compensation Table represent the grant date fair value of grants made in accordance with ASC 718.

Non-Equity Incentive Plan Compensation. The non-equity incentive plan compensation set forth in the Summary Compensation Table reflects annual cash incentive compensation under our Incentive Plan. Annual cash incentive compensation is earned based upon the achievement of performance objectives as described under the heading “Compensation Discussion and Analysis – Annual Cash Incentive Compensation.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings. The change in the present value from May 31, 2011 to May 31, 2012, from May 31, 2010 to May 31, 2011 and from May 31, 2009 to May 31, 2010 of each of our named executive officer’s accrued pension benefits under our Retirement Plan was based upon the RP2000 generational mortality table for males and females. The interest rate used to determine the present values was 5.75% as of May 31, 2010, 5.25% as of May 31, 2011 and 4.25% as of May 31, 2012. The present values were determined assuming that such amounts were payable to each of our named executive officers at their earliest unreduced retirement age in our Retirement Plan – 65 years with five years of participation in our Retirement Plan. The present values for 2010 also assumed that 25% of our named executive officers will be paid a life annuity and 75% will be paid a lump sum. This assumption was updated to 35% and

42

EXECUTIVE COMPENSATION (CONTINUED)

65%, respectively, for 2011 and 2012. The lump sums were determined using a 5.75% interest rate for May 31, 2010, a 5.25% interest rate for May 31, 2011, and a 4.25% interest rate for May 31, 2012, and the applicable mortality table outlined in IRC Section 417(e) projected to 2019 for 2010 and 2011 calculations, and projected to 2022 for 2012 calculations. No pre-retirement decrements, including mortality, were assumed in these calculations.

All Other Compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table and described in detail in footnote (6) of the table. These benefits are discussed in further detail under the heading “Compensation Discussion and Analysis – Perks and Other Benefits.”

Employment Agreements and Related Arrangements. Each named executive officer, with the exception of Mr. Matejka, is employed under an employment agreement. Prior to his retirement, Mr. Matejka had a change in control agreement with the Company. The terms of the employment agreements are described under the headings “Compensation Discussion and Analysis –Employment Agreements and Related Arrangements” and “Other Potential Post-Employment Compensation.”

Additional Information. We have provided additional information regarding the compensation we pay to our named executive officers under the headings “Compensation Discussion and Analysis” and “Other Potential Post-Employment Compensation.”

43

EXECUTIVE COMPENSATION (CONTINUED)

Outstanding Equity Awards at Fiscal Year-End for 2012

The following table provides information on the holdings of stock options, SARs and restricted stock by the named executive officers at May 31, 2012.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Frank C. Sullivan
SERP
Restricted Stock							179,008	(4)	4,718,651
PERS							160,000	(5)	4,217,600
PERS										60,000	(6)	1,581,600	(6)
PCRS										190,000	(7)	5,008,400	(7)
SARs	125,000	0			17.6500	10/05/2015
	125,000	0			18.8000	10/05/2016
	300,000	0			22.8800	10/04/2017
	150,000	50,000	(8)		14.0500	10/10/2018
	100,000	100,000	(9)		18.9600	10/08/2019
	50,000	150,000	(10)		20.7300	10/07/2020
	0	200,000	(11)		22.1600	7/18/2021
ISO	5,672	0			17.6300	10/29/2014
NQ	119,328	0			17.6300	10/29/2014
Ronald A. Rice
SERP
Restricted Stock							81,429	(12)	2,146,468
PERS							85,000	(13)	2,240,600
PERS										35,000	(6)	922,600	(6)
PCRS										120,000	(7)	3,163,200	(7)
SARs	30,000	0			17.6500	10/05/2015
	30,000	0			18.8000	10/05/2016
	40,000	0			22.8800	10/04/2017
	0	17,500	(8)		14.0500	10/10/2018
	50,000	50,000	(9)		18.9600	10/08/2019
	25,000	75,000	(10)		20.7300	10/07/2020
	0	100,000	(11)		22.1600	7/18/2021
ISO	7,092	0			14.1000	10/10/2013
	5,672	0			17.6300	10/29/2014
NQ	24,328	0			17.6300	10/29/2014

44

EXECUTIVE COMPENSATION (CONTINUED)

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (j)
Paul G. P. Hoogenboom
SERP
Restricted Stock							45,522	(14)	1,199,960
PERS							40,000	(15)	1,054,400
PERS										15,000	(6)	395,400	(6)
PCRS										60,000	(7)	1,581,600	(7)
SARs	25,000	0			17.6500	10/05/2015
	25,000	0			18.8000	10/05/2016
	25,000	0			22.8800	10/04/2017
	18,750	6,250	(8)		14.0500	10/10/2018
	15,000	15,000	(9)		18.9600	10/08/2019
	7,500	22,500	(10)		20.7300	10/07/2020
	0	30,000	(11)		22.1600	7/18/2021
ISO	5,672	0			17.6300	10/29/2014
NQ	19,328	0			17.6300	10/29/2014
Robert L. Matejka
SARs	25,000	0			17.6500	10/05/2015
	25,000	0			18.8000	10/05/2016
ISO	14,880	0			14.0800	10/11/2012
	7,092	0			14.1000	10/10/2013
	5,672	0			17.6300	10/29/2014
NQ	25,120	0			14.0800	10/11/2012
	32,908	0			14.1000	10/10/2013
	19,328	0			17.6300	10/29/2014
Edward W. Moore
SERP
Restricted Stock							8,033	(16)	211,750
PERS							16,000	(17)	421,760
PERS										10,000	(6)	263,600	(6)
PCRS										15,000	(7)	395,400	(7)
SARs	20,000	0			22.8800	10/04/2017
	0	5,000	(8)		14.0500	10/10/2018
	10,000	10,000	(9)		18.9600	10/08/2019
	5,000	15,000	(10)		20.7300	10/07/2020
	0	20,000	(11)		22.1600	7/18/2021
Russell L. Gordon
SERP
Restricted Stock							10,198	(18)	268,819
PERS							13,000	(19)	342,680
PERS										10,000	(6)	263,600	(6)
PCRS										15,000	(7)	395,400	(7)
SARs	5,000	0			17.6500	10/05/2015
ISO	1,923	0			17.6300	10/29/2014
NQ	3,077	0			17.6300	10/29/2014

45

EXECUTIVE COMPENSATION (CONTINUED)

(1)	Market value of Common Stock reported in column (h) was calculated by multiplying $26.36, the closing market price of the Company’s Common Stock on May 31, 2012, the last business day of fiscal 2012, by the number of shares.

(2)	Represents the maximum number of shares that could be paid out.

(3)	Market value of equity incentive awards of stock reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2012, the last business day of fiscal 2012, by the maximum number of shares that could be paid out.

(4)	These shares of SERP restricted stock vest on December 15, 2015, except for the 2011 grant which will vest according to schedule on May 31, 2016. These shares could vest earlier upon the death or disability of Mr. Frank C. Sullivan or upon a change in control of the Company prior to those dates.

(5)	These PERS vest according to the following schedule: 100,000 shares on July 19, 2013 and 60,000 shares on July 18, 2014.

(6)	In July 2011, the Compensation Committee determined the maximum number of and performance goals for the award of PERS with respect to fiscal 2012. Market value reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2012 by the estimated number of shares in column (i). The performance goals for such PERS were achieved in fiscal 2012, and therefore the maximum amount of PERS could have been granted. However, the Compensation Committee elected to reduce the number of PERS awarded to the named executive officers.

(7)	The PCRS awards were made pursuant to the Omnibus Plan and are contingent upon the level of attainment of performance goals for the three-year and five-year periods from June 1, 2010 ending May 31, 2013, and from June 1, 2010 ending May 31, 2015, respectively. The determination of whether and to what extent the PCRS awards are achieved for such periods will be made following the close of each of fiscal year 2013 and fiscal year 2015, respectively. The amounts set forth in columns (i) and (j) assume the maximum amount of PCRS are awarded. Market value reported in column (j) was calculated by multiplying the closing market price of the Company’s Common Stock on May 31, 2012, the last business day of fiscal 2012, by the maximum number of shares in column (i).

(8)	These SARs become exercisable on October 10, 2012.

(9)	These SARs become exercisable in two equal installments on October 8, 2012 and October 8, 2013.

(10)	These SARs become exercisable in three equal installments on October 7, 2012, October 7, 2013 and October 7, 2014.

(11)	These SARs become exercisable in four equal installments on July 18, 2012, July 18, 2013, July 18, 2014 and July 18, 2015.

(12)	These shares of SERP restricted stock vest on November 7, 2017, or earlier upon the death or disability of Mr. Rice or upon a change in control of the Company prior to that date.

(13)	These PERS vest according to the following schedule: 50,000 shares on July 19, 2013 and 35,000 shares on July 18, 2014.

(14)	These shares of SERP restricted stock vest on March 17, 2015, except for the 2010 grant and the 2011 grant which will vest according to schedule on May 31, 2015 and May 31, 2016, respectively. The shares could vest earlier upon the death or disability of Mr. Hoogenboom or upon a change in control of the Company prior to those dates.

(15)	These PERS vest according to the following schedule: 25,000 shares on July 19, 2013 and 15,000 shares on July 18, 2014.

(16)	These shares of SERP restricted stock vest according to the following schedule: the 2008 grant will vest on May 31, 2013; the 2009 grant will vest on May 31, 2014; the 2010 grant will vest on May 31, 2015; and the 2011 grant will vest on May 31, 2016. These shares could vest earlier upon the death or disability of Mr. Moore or upon a change in control of the Company prior to those dates.

(17)	These PERS vest according to the following schedule: 10,000 shares vest on July 19, 2013 and 6,000 shares vest on July 18, 2014.

(18)	These shares of SERP restricted stock vest on January 26, 2021 or earlier upon the death or disability of Mr. Gordon or upon a change in control of the Company prior to that date.

(19)	There PERS vest according to the following schedule: 1,000 shares on October 8, 2012; 6,000 shares on July 19, 2013; and 6,000 shares on July 18, 2014.

46

EXECUTIVE COMPENSATION (CONTINUED)

Option Exercises and Stock Vested During Fiscal 2012

This table provides information for the named executive officers on stock option and SAR exercises and restricted stock vesting during fiscal 2012, including the number of shares acquired upon exercise and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Frank C. Sullivan	114,946	1,090,871	60,000	1,245,600
Ronald A. Rice	95,408	914,447	35,000	726,600
Paul G. P. Hoogenboom	0	0	15,000	311,400
Robert L. Matejka	10,000	113,657	0	0
Edward W. Moore	4,848	100,650	6,000	124,560
Russell L. Gordon	6,250	67,074	5,000	103,800

Pension Benefits for Fiscal 2012

Name (a)	Plan Name (b)	Number of Years Credited Service at 5/31/12 (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Frank C. Sullivan	RPM International Inc. Retirement Plan	23.3	405,763	0
Ronald A. Rice	RPM International Inc. Retirement Plan	17.3	304,104	0
Paul G. P. Hoogenboom	RPM International Inc. Retirement Plan	13.0	271,564	0
Robert L. Matejka	RPM International Inc. Retirement Plan	2.1	65,688	0
Edward W. Moore	RPM International Inc. Retirement Plan	5.6	131,378	0
Russell L. Gordon	RPM International Inc. Retirement Plan	17.3	239,106	0

The preceding table shows the present value of accumulated benefits payable to the each named executive officer, including each such named executive officer’s number of years of credited service, under our Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

The Retirement Plan is a funded and tax qualified retirement plan. The monthly benefit provided by the Retirement Plan’s formula on a single life annuity basis is equal to the sum of 22.5% of a participant’s average monthly compensation, reduced pro rata for years of benefit service (as defined in the Retirement Plan) less than 30 years, plus 22.5% of a participant’s average monthly compensation in excess of his monthly Social Security covered compensation, reduced pro rata for years of benefit service less than 35 years. Average monthly compensation is the average monthly compensation earned during the 60 consecutive months providing the highest such average during the last 120 months preceding the applicable determination date. The compensation used to determine benefits under the Retirement Plan is generally a participant’s W-2 compensation, adjusted for certain amounts, but may not exceed the limit under the Internal Revenue Code which is applicable to tax qualified plans ($245,000 for 2011). Compensation for each of the named executive officers during 2011 only includes $245,000 of the amount shown for 2011 in column (c) of the Summary Compensation Table. A participant’s Social Security covered compensation is based on the average of the Social Security taxable wage bases in effect during the 35-year period ending with his attainment of the Social Security retirement age assuming his compensation is and has always been at least equal to the taxable wage base.

Benefits are payable as an annuity or in a single lump sum payment and are actuarially adjusted to reflect payment in a form other than a life annuity. Life annuity benefits are

47

EXECUTIVE COMPENSATION (CONTINUED)

unreduced if paid on account of normal retirement or

completion of 40 years of vesting service (as defined in the Retirement Plan). Normal retirement age is when a participant attains age 65 and, in general, has completed 5 years of service. Benefits are reduced for early commencement by multiplying the accrued benefit by an early retirement factor. Participants vest in the Retirement Plan after 5 years of vesting service.

Nonqualified Deferred Compensation for Fiscal 2012

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Frank C. Sullivan	0	0	0	0	0
Ronald A. Rice	0	0	0	0	0
Paul G. P. Hoogenboom	0	0	2,286	0	16,318
Robert L. Matejka(2)	0	0	(8,441)	(108,323)	51,433
Edward W. Moore	0	0	0	0	0
Russell L. Gordon	0	0	0	0	0

(1)	None of the earnings in this column is included in the Summary Compensation Table because they were not preferential or above market.

(2)	Mr. Matejka’s distributions are taking place in conjunction with his former retirement and are based on his pre-retirement distribution elections.

The preceding table provides information on the non-qualified deferred compensation of the named executive officers in 2012. Participants in the RPM International Inc. Deferred Compensation Plan (“Deferred Compensation Plan”), including the named executive officers, may defer up to 90% of their base salary and non-equity incentive plan compensation.

A participant’s deferrals and any matching contributions are credited to a bookkeeping account under the Deferred Compensation Plan. A participant may direct that his or her account be deemed to be invested in Company stock or in mutual funds that are selected by the administrative committee of the Deferred Compensation Plan. The participant’s account is credited with phantom earnings or losses based on the investment performance of the deemed investment. A participant may change the investment funds used to calculate the investment performance of his or her account on a daily basis. Deferrals of equity awards that would have been paid in Company stock before the deferral are not subject to investment direction by participants and are deemed to be invested in Company stock.

Deferrals of base salary, annual bonus amounts and deferred equity grants, earnings on such amounts and stock dividends credited to a participant’s account are 100% vested.

Distribution from a participant’s account is payable in a lump sum at a specified time, or upon retirement, death, termination of employment or disability prior to retirement. In the case of retirement, a participant may also elect annual installments for up to 10 years. Upon approval of the

Compensation Committee, amounts can also be distributed as a result of an unforeseeable financial emergency. Earlier withdrawal of deferred compensation earned and vested as of December 31, 2004 is available but is subject to a 10% penalty.

Other Potential Post-Employment Compensation

The following table reflects the amount of compensation payable to each of the named executive officers (a) in the event of termination of the executive’s employment due to retirement, death, disability, voluntary termination, termination for cause, involuntary termination without cause and not within two years of a change in control and involuntary termination without cause or resignation with good reason within two years of a change in control, and (b) upon a change in control. The amounts shown assume that the termination was effective as of May 31, 2012 (the last business day of fiscal 2012). Consequently, the table reflects amounts earned as of May 31, 2012 (the last business day of fiscal 2012) and includes estimates of amounts that would be paid to the named executive officer upon the occurrence of the event. The estimates are considered forward-looking information that falls within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ materially. Factors that could affect these amounts include the timing during the year of such event and the amount of future non-equity incentive compensation. Please see “Forward-Looking Statements.”

48

EXECUTIVE COMPENSATION (CONTINUED)

Estimated Payments on Termination or Change in Control

Event	Frank C. Sullivan	Ronald A. Rice	Paul G. P. Hoogenboom	Edward W. Moore	Russell L. Gordon
Retirement
Accelerated SARs	$0	$0	$0	$0	$0
Accelerated PERS	0	0	0	0	0
Accelerated SERP restricted stock	0	0	0	0	0
Accelerated stock options	0	0	0	0	0
Total	$0	$0	$0	$0	$0
Death
Earned incentive compensation	$1,100,000	$800,000	$475,000	$153,333	$138,333
Accelerated SARs	3,040,000	1,427,675	440,613	304,000	0
Accelerated PERS	4,217,600	2,240,600	1,054,400	421,760	342,680
Accelerated SERP restricted stock	4,718,651	2,146,468	1,199,960	211,750	268,819
Accelerated stock options	0	0	0	0	0
Total	$13,076,251	$6,614,743	$3,169,973	$1,090,843	$749,832
Disability
Earned incentive compensation	$1,100,000	$800,000	$475,000	$153,333	$138,333
Accelerated SARs	3,040,000	1,427,675	440,613	304,000	0
Accelerated PERS	4,217,600	2,240,600	1,054,400	421,760	342,680
Accelerated SERP restricted stock	4,718,651	2,146,468	1,199,960	211,750	268,819
Total	$13,076,251	$6,614,743	$3,169,973	$1,090,843	$749,832
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A	N/A	N/A
Total	$0	$0	$0	$0	$0
Involuntary Termination Without Cause and not within Two Years of a Change in Control
Lump sum	$5,925,000	$2,900,000	$1,690,000	$826,666	$560,000
Health and welfare benefits	48,888	32,592	30,552	32,592	24,444
Estate and financial planning	4,250	4,250	4,250	4,250	4,250
Executive life insurance coverage	233,336	114,421	56,158	54,743	17,357
Cash value of benefits under restricted stock plan	1,316,840	666,697	300,715	89,150	91,931
Accelerated SERP restricted stock	4,718,651	2,146,468	1,199,960	211,750	268,819
Total	$12,246,965	$5,864,428	$3,281,635	$1,219,151	$966,801
Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control
Lump sum	$5,925,000	$4,350,000	$2,535,000	$1,239,999	$560,000
Health and welfare benefits	48,888	48,888	45,828	48,888	24,444
Estate and financial planning	8,500	8,500	8,500	8,500	4,250
Executive life insurance coverage	404,921	312,264	152,606	148,538	30,120
Cash value of benefits under restricted stock plan	1,316,840	1,000,046	451,072	133,724	91,931
Accelerated SERP restricted stock	4,718,651	2,146,468	1,199,960	211,750	268,819
Accelerated PCRS, PERS and SARs	12,266,000	6,831,475	3,076,613	1,121,160	738,080
Accelerated stock options	0	0	0	0	0
Outplacement assistance	20,700	20,700	20,700	20,700	20,700
Excise taxes	6,434,153	4,647,406	2,134,263	898,282	496,708
Total	$31,143,653	$19,365,747	$9,624,542	$3,831,541	$2,235,052
Change in Control Only
Accelerated SERP restricted stock	$4,718,651	$2,146,468	$1,199,960	$211,750	$268,819
Accelerated PCRS, PERS and SARs	12,266,000	6,831,475	3,076,613	1,121,160	738,080
Accelerated stock options	0	0	0	0	0
Excise taxes	0	0	0	0	0
Total	$16,984,651	$8,977,943	$4,276,573	$1,332,910	$1,006,899

49

EXECUTIVE COMPENSATION (CONTINUED)

Payments upon Retirement

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s voluntary retirement after attaining age 55 and completing five years of consecutive service with the Company the executive will be entitled to immediately exercise all unvested SARs. None of the named executive officers were eligible for retirement as of May 31, 2012.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, in the event of the executive’s voluntary retirement after attaining age 55 and completing at least five years of consecutive service with the Company, the restrictions on unvested PERS will lapse. None of the named executive officers were eligible for retirement as of May 31, 2012.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, upon (a) the later of the executive’s attainment of age 55 or the fifth anniversary of the May 31 immediately before the date of the SERP restricted stock grant or (b) the executive’s retirement on or after the age of 65, the restrictions on SERP restricted stock will lapse. None of the named executive officers were eligible for retirement as of May 31, 2012.

Treatment of Stock Options. Under the terms of the stock option agreements under which stock options were awarded, in the event of the executive’s voluntary retirement after attaining the age of 55 and completing at least five years of consecutive service with the Company, unvested stock options will become immediately exercisable. However, none of the named executive officers were eligible for retirement as of May 31, 2012. All options held by the named executive officers were vested as of October 29, 2008.

Payments upon Death

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon, in the event of the executive’s death, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Messrs. Frank C. Sullivan, Rice and Hoogenboom, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Moore and Gordon, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreement under which SARs were granted, in the event of the executive’s death all unvested SARs will become immediately exercisable. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2012 and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of the executive’s death, and vesting for such PERS is reflected in the foregoing table.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of the executive’s death, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2012.

Treatment of Stock Options. Under the terms of the stock option agreements under which stock options were awarded, in the event of the executive’s death unvested stock options will become immediately exercisable. As all options held by the named executive officers were already vested as of October 29, 2008, the table reflects no value to the named executive officers under this provision at the end of fiscal 2012.

Payments upon Disability

Non-Equity Incentive Compensation. Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon, in the event of the executive’s disability, the executive is entitled to receive any earned incentive compensation. Earned incentive compensation is calculated as the sum of (a) any incentive compensation payable but not yet paid for the fiscal year preceding the fiscal year in which the termination date occurs, and (b) a pro rata portion of (i) for Messrs. Frank C. Sullivan, Rice and Hoogenboom, the annual incentive compensation for the most recently completed fiscal year and (ii) for Messrs. Moore and Gordon, the average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the

50

EXECUTIVE COMPENSATION (CONTINUED)

annual or average incentive compensation, as the case may be, by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365.

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the event of the executive’s disability, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2012 and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements, PERS awards vest automatically in the event of the executive’s total disability, and vesting for such PERS is reflected in the foregoing table.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of the executive’s disability, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2012.

Payments upon Voluntary Termination and Termination for Cause

A named executive officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with RPM prior to being eligible for retirement or upon termination for cause.

Payments upon Involuntary Termination Without Cause and not within Two Years of a Change in Control

Under the terms of the employment agreements with Messrs. Frank C. Sullivan, Rice, Hoogenboom, Moore and Gordon, in the event that the executive is terminated without cause and the termination does not occur during a two-year period following a change in control, the executive would be entitled to the following:

•

for Messrs. Frank C. Sullivan, Rice and Hoogenboom, a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid) plus, for Frank C. Sullivan, three times the sum of, and for Messrs. Rice and Hoogenboom, two times the sum of: (i) the greater of the executive’s annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the termination date, and (ii) for Messrs. Frank C. Sullivan, Rice and Hoogenboom, the highest annual incentive compensation received by the executive in the five years prior to the termination date. Messrs. Moore and Gordon would be entitled to receive a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, two times, and for Mr. Gordon, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for three years for Mr. Frank C. Sullivan, for two years for Messrs. Rice, Hoogenboom and Moore, and for 18 months for Mr. Gordon;

•	estate and financial planning services for a period of six months;

•

a lump sum payment equal to three times, for Mr. Frank C. Sullivan, two times, for Messrs. Rice, Hoogenboom and Moore, and one and one-half times for Mr. Gordon, the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination (or, if greater, the next scheduled annual premium shown on the then current schedule of coverage);

•

a lump sum amount equal to the cash value of three years for Mr. Frank C. Sullivan, two years for Messrs. Rice, Hoogenboom and Moore, and 18 months for Mr. Gordon, of benefits that the executive would have received had he continued to participate and receive awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice); and

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the 1997 and 2007 Restricted Stock Plans.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods.

51

EXECUTIVE COMPENSATION (CONTINUED)

Payments upon Involuntary Termination Without Cause or Resignation for Good Reason within Two Years of a Change in Control

Under the terms of each named executive officer’s employment agreement, in the event that the executive is terminated without cause or resigns for good reason within two years following a change in control, the executive would be entitled to the following:

•

for Messrs. Frank C. Sullivan, Rice and Hoogenboom, a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid) plus three times the sum of (i) the greater of the executive’s annual base salary in effect on the date of termination or the highest base salary in effect at any time during the three years immediately preceding the change in control, and (ii) the highest annual incentive compensation received by the executive in the five years prior to the change in control. Messrs. Moore and Gordon would be entitled to receive a lump sum amount equal to the executive’s incentive compensation for the preceding fiscal year (if not yet paid), plus the sum of (x) for Mr. Moore, three times and for Mr. Gordon, one and one-half times the executive’s annual base salary in effect on the date of termination, and (y) a pro rata portion of the executive’s average incentive compensation for the three most recently completed fiscal years. The pro rata portion is determined by multiplying the average incentive compensation by a fraction, the numerator of which is the number of days in the current fiscal year of the Company that have expired prior to the termination date and the denominator of which is 365;

•	continuation of health and welfare benefits for a period of three years for Messrs. Frank C. Sullivan, Rice, Hoogenboom and Moore, and for a period of 18 months for Mr. Gordon;

•	estate and financial planning services for a period of one year for Messrs. Frank C. Sullivan, Rice, Hoogenboom and Moore, and for a period of 6 months for Mr. Gordon;

•

a lump sum payment equal to, for Messrs. Frank C. Sullivan, Rice, Hoogenboom and Moore, three times and for Mr. Gordon, one and one-half times the most recent annual premium or other cost for the executive life insurance coverage in effect on the date of termination, grossed up to compensate for the tax impact of the payment (or, if greater, the next scheduled annual premium payment shown on the then-current schedule of coverage);

•

a lump sum amount equal to the cash value of, for Messrs. Frank C. Sullivan, Rice, Hoogenboom and Moore, three years, and for Mr. Gordon, 18 months of benefits that the executive would have received had he continued to participate and received awards under the Restricted Stock Plan (as determined in accordance with the Company’s past practice);

•	the lapse of all transfer restrictions and forfeiture provisions on restricted stock awarded under the 1997 and 2007 Restricted Stock Plans;

•	the lapse of transfer restrictions on any awards under the Omnibus Plan;

•	outplacement assistance for two years following the change in control;

•

a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto;

•	interest on certain of the above payments if not made in a timely manner in accordance with the employment agreement or change in control agreement; and

•

up to an amount of $250,000 in legal fees incurred by the executive in each of the two calendar years following termination of employment in the event that, following a change in control, he may be caused to institute or defend legal proceedings to enforce his rights under the employment agreement or change in control agreement.

The employment agreements provide that the Company will not be obligated to make the lump sum payments or provide the additional benefits described above unless the executive signs a release and waiver of claims and refrains from revoking, rescinding or otherwise repudiating the release of claims during certain time periods. In the table above, we have assumed that the Company timely made all payments and the executive did not incur legal fees.

Restrictive Covenants that Apply During and After Termination of Employment

Pursuant to the terms of the employment agreements, each of our named executive officers is subject to certain restrictive covenants that apply during and after their termination of employment. Each named executive officer is subject to a covenant not to disclose our confidential information during their term of employment with us and at all times thereafter. During their employment with us and for a period of two years thereafter our named executive officers are also subject to covenants not to (i) compete with us (or any of our subsidiaries) or (ii) solicit our employees or customers.

Payments upon a Change in Control Only

Treatment of SARs. Under the terms of the stock appreciation rights agreements under which SARs were granted, in the

52

EXECUTIVE COMPENSATION (CONTINUED)

event of a change in control, the executive will be entitled to immediately exercise all unvested SARs. The amounts set forth in the table for SARs reflect the difference between the closing price of our Common Stock on May 31, 2012 and the exercise prices for the SARs for which vesting would be accelerated and for which the closing price exceeded the SAR exercise price.

Treatment of PERS Awards. Under the terms of the Performance Earned Restricted Stock (PERS) and escrow agreements under which PERS were granted, in the event of a change in control, the restrictions on unvested PERS will lapse. The amounts set forth in the table for PERS reflect the number of PERS for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2012.

Treatment of PCRS Awards. Under the terms of the Performance Contingent Restricted Stock (PCRS) and escrow agreements under which PCRS were granted, in the event of a change in control, the restrictions on unvested PCRS will lapse. The amounts set forth in the table for PCRS reflect the number of PCRS for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2012.

Treatment of SERP Restricted Stock. Under the terms of the 2007 Restricted Stock Plan and the 1997 Restricted Stock Plan, in the event of a change in control, the restrictions on SERP restricted stock will lapse. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which vesting would be accelerated multiplied by the closing price of our Common Stock on May 31, 2012.

Treatment of Stock Options. Under the terms of the stock option agreements under which stock options were awarded, in the event of a change in control, unvested stock options will become immediately exercisable. As options held by the named executive officers were already vested as of October 29, 2008, the table reflects no value to the named executive officers under this provision at the end of fiscal 2012.

Excise Taxes. The employment agreements provide that to the extent that any payment or distribution by the Company for the benefit of the executive would be subject to any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, the executive will be entitled to a lump sum payment, or gross-up, equal to the amount of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code, or any similar state or local tax law, and any taxes, interest or penalties incurred with respect thereto.

53

DIRECTOR COMPENSATION

Director Compensation for Fiscal 2012

The following table sets forth information regarding the compensation of our non-employee Directors for fiscal 2012. Frank C. Sullivan, our Chairman and Chief Executive Officer, does not receive any additional compensation for his service as a Director.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)		Total ($) (h)
John P. Abizaid	60,000	82,400	0	0	0	0		142,400
Bruce A. Carbonari	60,000	82,400	0	0	0	0		142,400
David A. Daberko	60,000	82,400	0	0	0	1,500	(5)	143,900
Thomas S. Gross(3)	15,000	0	0	0	0	0		15,000
James A. Karman	60,000	82,400	0	0	0	1,000	(5)	143,400
Donald K. Miller	60,000	82,400	0	0	0	0		142,400
Frederick R. Nance	60,000	82,400	0	0	0	1,250	(5)	143,650
William A. Papenbrock	60,000	82,400	0	0	0	2,500	(5)	144,900
Charles A. Ratner(4)	70,000	82,400	0	0	0	0		152,400
Thomas C. Sullivan	60,000	82,400	0	0	0	0		142,400
William B. Summers, Jr.	75,000	82,400	0	0	0	0		157,400
Dr. Jerry Sue Thornton(4)	60,000	82,400	0	0	0	0		142,400
Joseph P. Viviano(4)	70,000	82,400	0	0	0	0		152,400

(1)	Cash fees include fees for attending Board and Committee meetings in fiscal 2012 as well as the quarterly retainer amount for serving on the Board of Directors and as the chair for a committee during fiscal 2012. These cash fee amounts have not been reduced to reflect a Director’s election to defer receipt of cash fees pursuant to the Deferred Compensation Plan. These deferrals are indicated in note (4) below.

(2)	The amounts set forth in this column reflect the fair market value of shares of restricted stock granted during fiscal 2012 under the 2003 Restricted Stock Plan for Directors.

The unvested number of shares of restricted stock held by Directors under the 2003 Restricted Stock Plan for Directors at May 31, 2012 was as follows: Mr. Abizaid (10,500), Mr. Carbonari (10,500), Mr. Daberko (10,500), Mr. Karman (10,500), Mr. Nance (10,500), Mr. Papenbrock (10,500), Mr. Ratner (10,500), Thomas C. Sullivan (10,500), Mr. Summers (10,500), Dr. Thornton (10,500) and Mr. Viviano (10,500). Dividends are paid on shares of restricted stock at the same rate as paid on our Common Stock that is not restricted. On October 31, 2011, shares of restricted stock awarded in 2008 vested and were delivered to the Directors.

(3)	Mr. Gross was appointed to the Board of Directors on April 17, 2012 to fill the vacancy created by the retirement of Donald K. Miller.

(4)	During fiscal 2012, Dr. Thornton and Mr. Viviano elected to defer specified payments of their Director fees paid under our Deferred Compensation Plan. Cash amounts deferred related to fiscal 2012 were as follows: Dr. Thornton ($30,000) and Mr. Viviano ($35,000). These amounts were credited to equivalent unit accounts under the Deferred Compensation Plan. The number of RPM stock equivalent units (which includes accrued dividends thereon) held by Directors under the Deferred Compensation Plan at May 31, 2012 were as follows: Mr. Ratner (7,307), Dr. Thornton (25,723) and Mr. Viviano (21,116). The cash value of the these stock equivalent units that are related to fiscal 2012 is included within the “Fees Earned or Paid in Cash” column and is excluded from the calculations in the Stock Awards column.

(5)	These amounts represent the dollar value that RPM matches of the Director’s charitable contributions made in accordance with our employee charitable contributions matching program. RPM matches a Director’s charitable contributions by up to $2,500 per year under this program, which is also available to RPM International Inc. employees. These amounts are not taxable to the Directors.

For fiscal 2012, Directors who are not employees of or consultants to the Company received a quarterly fee of $15,000. In addition, the Audit Committee Chair received a quarterly fee of $3,750, and the Chair of each of the Compensation and Governance and Nominating Committees received a quarterly fee of $2,500. With respect to equity compensation, Directors eligible to participate in the Restricted Stock Plan for Directors were granted a number of shares of restricted stock under the Restricted Stock Plan for Directors in an amount approximately equal to $75,000.

For fiscal 2013, Directors who are not employees of or consultants to the Company will receive a quarterly fee of $20,000. In addition, each of the Audit Committee Chair, the Compensation Committee Chair, and the Chair of the Governance and Nominating Committee will receive a quarterly fee of $3,750. The Presiding Independent Director will receive a quarterly fee of

54

DIRECTOR COMPENSATION (CONTINUED)

$3,750, unless he or she is also the Chair of one of the other Committees of the Board of Directors, in which case the Presiding Independent Director will receive a quarterly fee of $1,250 in addition to the quarterly fee he or she receives as Committee Chair. With respect to equity compensation, Directors eligible to participate in the Restricted Stock Plan for Directors will be granted a number of shares of restricted stock under the Restricted Stock Plan for Directors in an amount approximately equal to $85,000.

The Company adopted minimum stock ownership guidelines for its executive officers and Directors in July 2012. Under the stock ownership guidelines, each Director who has served on the Board of Directors for at least five years is expected to own Common Stock with a value of at least four times the annual cash retainer for Directors. Directors are expected to achieve targets within five years of the later of the date of adoption of the minimum stock ownership guidelines or the date of such Director’s initial appointment as a Director. Each of the Company’s Directors met the guidelines as of May 31, 2012, with the exception of the Company’s newest Director, Mr. Thomas S. Gross. Mr. Gross joined the Board of Directors in April 2012, and is expected to achieve compliance with the minimum stock ownership guidelines before July 2017.

Under the Company’s newly adopted stock ownership guidelines, each Director who has served on the Board of Directors for at least five years is expected to own Common Stock with a value of at least four times the annual cash retainer for Directors.

55

RELATED PERSON TRANSACTIONS

The Related Person Transaction Policy of the Board of Directors ensures that the Company’s transactions with certain persons are not inconsistent with the best interests of the Company. A “Related Person Transaction” is a transaction with the Company in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person includes the executive officers, Directors, and five percent stockholders of the Company, and any immediate family member of such a person. Under the Related Person Transaction Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Exchange Act. If Company management identifies a Related Person Transaction, such transaction is brought to the attention of the Audit Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

Thomas C. Sullivan, Jr., the brother of Frank C. Sullivan and son of Thomas C. Sullivan, is Vice President – Corporate Development for the Company and earned $350,000 in salary and annual bonus in fiscal 2012. His compensation is commensurate with his peers. He has also received equity awards in the past. Thomas C. Sullivan, Jr., has been employed by the Company or its subsidiaries for more than 25 years, including at Republic Powdered Metals, Inc. from 1987 to 1993, Consolidated Coatings Corporation from 1993 to 1995, ESPAN Corporation PTE LTD. and RPM Asia PTE LTD. from 1995 to 1998, Tremco Incorporated from 1998 to 2002, and the Company’s corporate offices since 2002.

Thomas S. Gross, a Director, is the Vice Chairman and Chief Operating Officer for the Electrical Sector of Eaton Corporation, a global diversified power management company from which the Company has purchased products from time to time in the ordinary course of the Company’s business. For the Company’s fiscal year ended May 31, 2012, the Company purchased approximately $600,000 of products and services of a transactional nature from Eaton, representing less than 0.004% of Eaton’s nearly $16.0 billion in net sales on an annual basis.

Frederick R. Nance, a Director, is the Regional Managing Partner of Squire, Sanders & Dempsey (US) LLP, a law firm that provided $250,000 in legal services to the Company in fiscal 2012, representing less than 0.034% of such firm’s nearly $742 million in annual revenues.

56

FORWARD-LOOKING STATEMENTS

Some of the amounts set forth in this Proxy Statement in the disclosure regarding executive and director compensation are “forward-looking statements” within the meaning of the federal securities laws. These amounts include estimates of future amounts payable under awards, plans and agreements or the present value of such future amounts, as well as the estimated value at May 31, 2012 of awards, the vesting of which will depend on performance over future periods. Estimating future payments of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict. In order to estimate amounts that may be paid in the future, we had to make assumptions as to a number of variables, which may, and in many cases will, differ from future actual conditions. These variables include the price of our Common Stock, the date of termination of employment, applicable tax rates and other assumptions. In estimating the year-end values of unvested awards, we were required to make certain assumptions about the extent to which the performance or other conditions will be satisfied and, accordingly, the rate at which those awards will ultimately vest and/or payout. Accordingly, amounts and awards paid out in future periods may vary from the related estimates and values set forth in this Proxy Statement.

57

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of Common Stock authorized or available for issuance under the Company’s equity compensation plans as of May 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity compensation plans approved by stockholders	610,244	(2)	$16.07	4,444,571
Equity compensation plans not approved by stockholders(3)	—		—	—
Total	610,244		$16.07	4,444,571

(1)	Includes 3,897,293 shares available for future issuance under the Omnibus Plan of which 1,697,293 shares may be subject to full value awards such as restricted stock, and 227,400 shares available for future issuance under the Company’s 2003 Restricted Stock Plan for Directors.

(2)	At May 31, 2012, 3,161,500 SARs were outstanding at a weighted-average grant price of $19.76. The number of shares to be issued upon exercise will be determined at vesting based on the difference between the grant price and the market price at the date of exercise. No such shares have been included in this total.

(3)	The Company does not maintain equity compensation plans that have not been approved by its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and Directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended May 31, 2012.

58

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the current year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent auditors. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. The affirmative vote of a majority of the shares voting on this proposal is required for ratification.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended May 31, 2012.

Our Board of Directors unanimously recommends a vote FOR Proposal Three to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

The decision to engage Ernst & Young LLP was made by the Company’s Audit Committee.

Independent Registered Public Accounting Firm Services and Related Fee Arrangements

During the fiscal years ended May 31, 2012 and 2011, various audit services and non-audit services were provided to the Company by Ernst & Young LLP. Set forth below are the aggregate fees billed for these services, all of which were pre-approved by the Audit Committee, for the last two fiscal years:

	May 31,
	2012	2011
Audit Fees	$4,516,000	$5,210,000
Audit-Related Fees	106,000	57,000
Tax Services	1,620,000	1,026,000
All Other Fees	—	—
Total Fees	$6,242,000	$6,293,000

Audit Fees: The aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended May 31, 2012 and 2011 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years ended May 31, 2012 and 2011 were $4,516,000 and $5,210,000, respectively.

Audit-Related Fees: The aggregate fees relating primarily to employee benefit plan audits and other review services billed by Ernst & Young LLP were $106,000 and $57,000 for the fiscal years ended May 31, 2012 and 2011, respectively.

Tax Fees: The aggregate fees relating to tax compliance, advice and planning billed by Ernst & Young LLP were $1,620,000 and $1,026,000 for the fiscal years ended May 31, 2012 and 2011, respectively.

All Other Fees: No other fees were billed by Ernst & Young LLP for fiscal years 2012 and 2011.

59

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors. Among other responsibilities specified in the charter, the Audit Committee has the sole authority to appoint, retain and where appropriate, terminate, the Company’s independent registered public accounting firm. The Audit Committee is also directly responsible for, among other things, the evaluation, compensation and oversight of the work of the Company’s independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. In addition, the Audit Committee must pre-approve all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits or determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on Commission Form 10-K with the Company’s management and Ernst & Young LLP, the independent registered public accounting firm for fiscal 2012.

The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.” In addition, the Audit Committee has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee regarding independence, which the Company has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Commission Form 10-K for the fiscal year ended May 31, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of the non-audit services by Ernst & Young LLP was compatible with maintaining the auditor’s independence.

As described above under the heading “Proposal Three – Ratification of Independent Registered Public Accounting Firm,” the Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors as of July 16, 2012.

William B. Summers, Jr., Chairman

Thomas S. Gross

James A. Karman

William A. Papenbrock

60

PROPOSAL FOUR

STOCKHOLDER PROPOSAL

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, notified the Company by letter dated April 30, 2012 of his intention to offer the following proposal for consideration of the stockholders at the Annual Meeting. In his letter, Mr. Armstrong informed the Company that he held and will continue to hold at least 166.5 shares of Common Stock of the Company.

Stockholder Resolution

“That the shareholders of RPM INTERNATIONAL INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Stockholder Statement

The proponent of this proposal introduced it in the 2009 annual meeting where it was overwhelmingly approved by shareholders with votes of:

FOR	74,700,029 shares
Against	24,637,163 shares

The proponent notes that our Board of Directors has disrespected this vote and continues to entrench itself in three-year terms with only limited accountability to shareholders.

He believes the election of directors is the strongest way that shareholders influence the directors of any corporation. With the Board divided into three classes serving three-year terms, its continuity can remain unchecked as shareholders may only vote for one-third of the directors each year.

The proponent is a professional investor who has studied this issue carefully and has caused a significant number of corporations where he owns shares to adopt this practice.

The performance of our management and our Board of Directors remains challenged due to economic conditions and accountability for performance must be given to the shareholders whose capital has been entrusted in the form of stock investments.

A study of researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you believe, again, that shareholders may benefit from greater accountability by annual election of all directors, please vote “FOR” this proposal.”

61

THE BOARD OF DIRECTORS’ RESPONSE TO THE STOCKHOLDER PROPOSAL

Your Board of Directors unanimously recommends a vote AGAINST Proposal Four.

The Governance and Nominating Committee of the Board of Directors, which is comprised entirely of independent Directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s classified Board structure. For the reasons set forth below and based on the recommendation of the Governance and Nominating Committee, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to continue to maintain the Company’s classified Board structure.

An Essential Tool for Stability and Continuity

The Directors believe that a Board of Directors comprised of members who have experience with the Company and are knowledgeable about its business and affairs is better positioned to make critical decisions that are in the best interests of stockholders and promote the creation of long-term stockholder value. An experienced and knowledgeable Board is a valuable corporate asset, and RPM’s classified board structure is essential to protect and preserve that asset.

A classified board ensures that, regardless of the outcome of a single election cycle, approximately two-thirds of the Directors will have had prior experience as Directors of the Company and be familiar with the Company’s business and affairs. The Directors believe that the continuity and stability provided by a classified Board structure is particularly valuable during times when the Company is facing significant business challenges. In these situations, it is essential that the Board be able to consider both the short-term effect of those challenges on the Company’s business, and the impact of actions taken in response to those challenges on long-term stockholder value. Requiring all Directors to stand for election annually may increase the ability of special interests to exert pressure on the Board to focus exclusively on what is best for those interests in the short-term. This short-term focus may be inconsistent with the long-term well-being of the Company and all of its stockholders.

A classified Board also assists the Company in attracting and retaining highly qualified Directors who are willing to commit the time and resources necessary to understand the Company, its operations and its competitive environment. The Company believes that agreeing to serve a three-year term demonstrates a nominee’s commitment to the Company over the long-term. Given the current corporate governance climate in which many qualified individuals are increasingly reluctant to serve on public boards, the Company could also be placed at a competitive disadvantage in recruiting qualified director candidates if their Board service could potentially be only for a one-year period.

Protection Against Unfair and Abusive Takeover Tactics

Our classified board is also designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all stockholders in those circumstances. Absent a classified board, a potential acquirer could gain control of the Board by replacing a majority of the Directors with its own slate of nominees at a single annual meeting, and without paying a premium to the Company’s stockholders.

It is important to bear in mind that a classified board does not prevent a sale of the Company or other transaction that is in the best interests of stockholders. In fact, a study by researchers at the University of Arizona, Drexel University, the Wharton Financial Institutions Center and the University of Utah published in The Journal of Financial Economics in 2008 found that companies with classified boards are acquired at a rate equivalent to that at which companies without classified boards are acquired. However, the study notes an important distinction between companies with classified boards and those without them: the shareholders of companies with classified boards receive a larger proportional share of the total value gains from a merger. According to the study: “Overall, the evidence is inconsistent with the view that board classification is associated with managerial entrenchment, and instead suggests that classification may improve the relative bargaining power of target managers on behalf of their constituent shareholders.”

Accountability to Stockholders

The Board further believes that annual elections for each Director are not necessary to promote Director accountability. Accountability depends on the selection of responsible, ethical, and experienced Directors, not on whether they serve one-year or three-year terms. The Directors are committed to acting in the best interests of the Company and its stockholders, and are required by law to fulfill their fiduciary duties regardless of the length of their terms. The Board believes that Directors elected to three-year terms are not insulated from this responsibility and are as accountable to stockholders as directors elected annually. Further, since one-third of the Directors are elected each year, the stockholders have an orderly means to effect change and communicate their views on the performance of the Company and its Directors.

62

THE BOARD OF DIRECTORS’ RESPONSE TO THE STOCKHOLDER PROPOSAL (CONTINUED)

Moreover, the corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the NYSE rules adopted in response to those requirements have increased significantly the Board’s accountability to stockholders. The Company has implemented additional measures to further foster such accountability, including the adoption of Corporate Governance Guidelines and Categorical Standards that focus on the independence and quality of the Company’s Directors and the effective functioning and regular self-evaluations of the Board and its committees. For example, all but two members of the Board of Directors are independent. In addition, the Company’s Audit Committee, Compensation Committee, and Governance and Nominating Committee are each comprised solely of independent Directors as defined in the NYSE listing standards and the respective committee charters.

Corporate Governance

The Company has an experienced and well-qualified Board. Your Board is committed to corporate governance practices that will benefit the Company’s stockholders, and regularly examines these practices in light of the changing environment. The Company’s Corporate Governance Guidelines and Categorical Standards focus on the independence and quality of the Company’s Directors and the effective functioning of the Board. Your Board, with the assistance of its Governance and Nominating Committee, continually seeks to improve and enhance its corporate governance practices by reviewing our existing practices in light of those of our peers and the current corporate governance environment, and retaining or implementing practices that it believes serve the best long-term interests of our Company and our stockholders.

We also think that our views concerning the value of a classified board structure are borne out by the governance decisions of the boards and stockholders of companies that have opted to access the public markets for the first time. Statistics indicate that in the current corporate governance environment, classified boards remain the board structure of choice for an overwhelming majority of major new public companies. According to a recent study, 78% of the 50 domestic companies with the largest initial public offerings from January 1, 2009 to August 31, 2011 had classified boards.

Required Vote

A favorable vote of a majority of the votes cast on the stockholder proposal is necessary for approval of the stockholder proposal. Abstentions will count as present for purposes of determining whether the proposal has been approved and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present for purposes of determining whether the proposal has been approved and will have no effect on the outcome of the proposal.

Keep in mind that the approval of the stockholder proposal would not in itself eliminate the Company’s classified Board, but would only amount to an advisory recommendation to the Board to take the necessary steps to achieve a declassified Board. Under Delaware law and the terms of Article VII, Section 1, of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”), an amendment to the Certificate to eliminate the Board’s classified structure requires the Board to declare such an amendment advisable, as well as the subsequent affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock. At the Company’s 2009 annual meeting, 57.9% of the outstanding shares of Common Stock voted in favor of the stockholder proposal to declassify the Board. While the Company was not seeking approval of such an amendment to the Certificate in 2009, the Board took into consideration that the stockholder proposal fell more than 28.5 million shares short of the minimum vote that would have been required to amend the Certificate when evaluating whether to maintain the Company’s classified Board structure.

Again, your Board of Directors unanimously recommends a vote AGAINST Proposal Four.

63

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder proposal intended to be presented at the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) must be received by the Company’s Secretary at its principal executive offices no later than May 1, 2013 for inclusion in the Board of Directors’ Proxy Statement and form of Proxy relating to the 2013 Annual Meeting. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal and the number of shares of Common Stock owned. If the proponent is not a stockholder of record, proof of beneficial ownership also should be submitted. All proposals must be a proper subject for action and comply with the Proxy Rules of the Commission.

In addition, in accordance with the By-Laws, if a stockholder intends to present a proposal (including with respect to Director nominations) at the 2013 Annual Meeting without the inclusion of that proposal in the Company’s proxy materials for the 2013 Annual Meeting, that stockholder must deliver the proposal, along with all information relating to the proposal required by the By-Laws, to the Company’s Secretary so that it is received no earlier than June 6, 2013 and no later than July 6, 2013. If not submitted within this timeframe and containing the required information in accordance with the By-Laws, the notice would be considered untimely.

If, however, the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered no earlier than the close of business on the 120th day prior to the date of the 2013 Annual Meeting and no later than the close of business on the later of the 90th day prior to the date of the 2013 Annual Meeting or, if the first public announcement of the date of the 2013 Annual Meeting is less than 100 days prior to the date of the 2013 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting is first made by the Company.

64

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. However, if other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Secretary

RPM International Inc.

P.O. Box 777

Medina, Ohio 44258

You are urged to sign and return your Proxy promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States. You may also vote by the Internet at www.proxyvote.com or by phone at 1-800-690-6903. Please refer to the Proxy for more details about how you may vote.

By Order of the Board of Directors.

Edward W. Moore

Secretary

August 29, 2012

65

PROXY VOTING ALERT!

New York Stock Exchange Rule 452

eliminates broker discretionary voting on the election of directors.

•	Your broker cannot vote on the election of directors without your specific instructions.

•	It is necessary for you to vote any proxies you receive in order for your vote to be counted.

•

Please sign, date and mail the enclosed voting form to give your broker specific instructions on how to vote your shares. Depending upon your broker, you may be able to vote electronically, either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically.

Regardless of how many shares you own, your vote is very important!

Thank you – The RPM Board of Directors

2628 Pearl Road, P.O. Box 777

Medina, Ohio 44258

(800) 776-4488 (Toll Free)

RPM INTERNATIONAL INC. C/O WELLS FARGO SHAREOWNER SERVICES P.O. BOX 64874 ST. PAUL, MN 55164-0874

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M.
Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M49127-P29313-Z58600 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RPM INTERNATIONAL INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the
THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING NOMINEES:				nominee(s) on the line below.
	☐	☐	☐

1.	ELECTION OF DIRECTORS

	1)	John P. Abizaid
	2)	Bruce A. Carbonari
	3)	Thomas S. Gross
	4)	Joseph P. Viviano

THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSALS:			For	Against	Abstain

2.	Approve the Company’s executive compensation.		☐	☐	☐

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.		☐	☐	☐

THE RPM BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE FOLLOWING PROPOSAL:

4.	Consider a stockholder proposal to eliminate classification of the Board of Directors.		☐	☐	☐

Note: If any other matters properly come before the Annual Meeting or any adjournment thereof, the Proxy holders will vote the shares represented by this Proxy in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Note:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DIRECTIONS TO THE RPM ANNUAL MEETING

THURSDAY, OCTOBER 4, 2012 AT 2:00 P.M. EDT

THE HOLIDAY INN SELECT STRONGSVILLE

15471 Royalton Road, Strongsville, OH

Phone: (440) 238-8800

FROM CLEVELAND AND POINTS NORTH

(INCLUDING HOPKINS AIRPORT)

I-71 South to the North Royalton exit (#231A).

Cross over bridge and the hotel is on the right hand side.

FROM THE OHIO TURNPIKE EAST AND WEST

Ohio Turnpike (I-80) to I-71 South (exit 161). Exit at the

North Royalton exit (#231A).

Cross over bridge and the hotel is on the right hand side.

FROM THE EAST

I-480 West to I-71 South. Exit at the North Royalton

exit (#231A).

Cross over bridge and the hotel is on the right hand side.

FROM THE SOUTH

I-71 North to the Strongsville exit (#231).

Turn right at end of ramp and hotel is on the right hand side.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

M49128-P29313-Z58600

RPM INTERNATIONAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS ON THE REVERSE SIDE.

        The undersigned hereby appoints FRANK C. SULLIVAN and RONALD A. RICE, and each of them, as Proxy holders, with full power of substitution, to appear and vote as designated on the reverse side all the shares of Common Stock of RPM International Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn Select, located at Interstate 71 and Route 82 East, Strongsville, Ohio, on Thursday, October 4, 2012 at 2:00 P.M. EDT, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

        IF A SIGNED PROXY CARD IS RETURNED WITH NO DIRECTIONS GIVEN ON THE REVERSE SIDE, SAID SHARES OF COMMON STOCK WILL BE VOTED “FOR” THE ELECTION OF THE FOUR DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS, “FOR” PROPOSAL TWO, “FOR” PROPOSAL THREE, AND “AGAINST” PROPOSAL FOUR.

SPECIAL INSTRUCTIONS FOR

PARTICIPANTS IN THE RPM INTERNATIONAL INC. 401(k) TRUST AND PLAN

AND/OR THE RPM INTERNATIONAL INC. UNION 401(k) TRUST AND PLAN

        This Proxy Card also instructs Wells Fargo Bank, N.A., as Trustee of the RPM International Inc. 401(k) Trust and Plan and/or the RPM International Inc. Union 401(k) Trust and Plan (collectively and individually, the “Plan”), to vote in person or by Proxy at the Annual Meeting of Stockholders, all the shares of Common Stock of RPM International Inc. credited to the account of the undersigned under the Plan in the manner appointed on the reverse side hereof.

        In addition, the undersigned directs Wells Fargo Bank, N.A., as trustee of the Plan, to vote in person or by Proxy at the Annual Meeting of Stockholders a portion of the shares of Common Stock of RPM International Inc. held in the Plan for which no instructions are given, in the manner designated by the undersigned on the reverse side hereof. The portion of such unvoted shares subject to the undersigned’s direction shall be the total number of unvoted shares under the Plan multiplied by a fraction equal to the shares for which voting directions were given by the undersigned divided by the total number of shares of all participants in the Plan for which voting directions were given. AS A RESULT, IF YOU ARE A PARTICIPANT IN THE PLAN AND YOU DO NOT VOTE THE SHARES, THE SHARES WILL BE VOTED IN THE SAME MANNER AND PROPORTION AS THOSE SHARES HELD BY PARTICIPANTS IN THE PLAN WHO VOTE THEIR SHARES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.